Exhibit 10.2

ANNEX I to
AMENDED AND RESTATED MASTER REPURCHASE AGREEMENT
(GOLDMAN SACHS MORTGAGE COMPANY)

i

SCHEDULE 1	Purchase Percentages and Applicable Spreads	1-1
SCHEDULE 2	Purchased Loan Information	2-1
EXHIBITS
EXHIBIT I	Form of Confirmation
EXHIBIT II	Authorized Representatives of Seller
EXHIBIT III	Form of Custodial Delivery Certificate
EXHIBIT IV-1	Form of Power of Attorney to Buyer
EXHIBIT IV-2	Form of Power of Attorney to Seller
EXHIBIT V	Representations and Warranties Regarding Purchased Loans
EXHIBIT VI	Form of Blocked Account Agreement
EXHIBIT VII	Form of Bailee Agreement

ii

Supplemental Terms and Conditions

This Annex I forms a part of the Amended and Restated Master Repurchase Agreement dated as of October 13, 2006 between Gramercy Warehouse Funding II LLC and GKK Trading Warehouse II LLC, each as seller, and Goldman Sachs Mortgage Company, as buyer (together with Annex I, the “Agreement”) and amends and restates that certain Master Repurchase Agreement dated January 3, 2005 between Gramercy Warehouse Funding II LLC and Buyer (as such agreement may have been amended from time to time, the “Original Agreement”).  Capitalized terms used in this Annex I without definition shall have the respective meanings assigned to such terms in the Agreement.  This Annex I is intended to supplement the Agreement and shall, wherever possible, be interpreted so as to be consistent with the Agreement; however, in the event of any conflict or inconsistency between the provisions of this Annex I, on the one hand, and the provisions of the Agreement, on the other, the provisions of this Annex I shall govern and control.  All references in the Agreement and in this Annex I to “the Agreement” shall be deemed to mean and refer to the Agreement, as supplemented and modified by this Annex I or as otherwise modified after the date hereof.

1.                                      APPLICABILITY; OTHER APPLICABLE ANNEXES

(a)           Paragraph 1 of the Agreement (“Applicability”) is hereby deleted and replaced with the following:

From time to time the parties hereto may enter into transactions in which Seller agrees to transfer to Buyer one or more Eligible Loans against the transfer of funds by Buyer, with a simultaneous agreement by Buyer to transfer to Seller such Eligible Loans at a date certain (or such earlier date, in accordance with the terms hereof), against the transfer of funds by Seller.  Each such transaction shall be referred to herein as a “Transaction” and, unless otherwise agreed in writing, shall be governed by the Agreement, including any supplemental terms or conditions contained in this Annex I and in any other annexes identified herein or therein as applicable hereunder.

(b)           In addition to this Annex I and the Schedules hereto, the following Annexes and any Schedules thereto shall form a part of the Agreement and shall be applicable thereunder:

Annex II — Names and Addresses for Communications Between Parties.

2.                                      ADDITIONAL AND SUBSTITUTE DEFINITIONS

(a)           The following capitalized terms in Paragraph 2 of the Agreement (“Definitions”) are hereby deleted in their entirety:

(i)            “Additional Purchased Securities”;

(ii)           “Buyer’s Margin Amount”;

(iii)          “Buyer’s Margin Percentage”;

(iv)          “Margin Notice Deadline”;

(v)           “Prime Rate”;

(vi)          “Seller’s Margin Amount”; and

(vii)         “Seller’s Margin Percentage”.

(b)           The following capitalized terms shall have the respective meanings set forth below, in lieu of the meanings for such terms set forth in Paragraph 2 of the Agreement (“Definitions”):

“Act of Insolvency” shall mean, with respect to any party, (i) the commencement by such party as debtor of any case or proceeding under any bankruptcy, insolvency, reorganization, liquidation, moratorium, dissolution, delinquency or similar law, or such party seeking the appointment or election of a receiver, conservator, trustee, custodian or similar official for such party or any substantial part of its property, or the convening of any meeting of creditors for purposes of commencing any such case or proceeding or seeking such an appointment or election, (ii) the making by such party of a general assignment for the benefit of creditors, or (iii) the admission in writing by such party of such party’s inability to pay such party’s debts as they become due.

“Confirmation” shall have the meaning specified in Section 3(d) of this Annex I.

“Income” shall mean, with respect to any Purchased Loan at any time, any payment or other cash distribution thereon of principal, interest, dividends, fees, reimbursements or proceeds or other cash distributions thereon (including casualty or condemnation proceeds).

“Margin Deficit” shall have the meaning specified in Section 4(a) of this Annex I.

“Margin Excess” shall have the meaning specified in Section 4(b) of this Annex I.

“Market Value” shall mean, with respect to any Purchased Loan as of any relevant date, the lesser of (x) market value of such Purchased Loan on such date, as determined by Buyer in its good faith but sole discretion, and (y) the par amount of such Purchased Loan.

For purposes of Buyer’s determination, (i) the Market Value may be determined by reference to an Appraisal, discounted cash flow analysis or other method (which method shall be selected by Buyer in good faith), (ii) any amounts or claims secured by related Eligible Property or Properties ranking senior to or pari passu with the lien of the Purchased Loan may be deducted from the Market Value of the Purchased Loan, (iii) the Market Value of any Defaulted Loan or Delinquent Loan shall be zero (unless Buyer otherwise specifies), (iv) Buyer may consider the representations and warranties set forth in Exhibit V (including a breach thereof), and exceptions thereto in its determination of the Market Value of the Purchased Loans and (iv) for the avoidance of doubt, Buyer may reduce Market Value for any actual or potential risks (including risk of delay) posed by any liens or claims on the related Eligible Property or Properties.  Seller shall cooperate in good faith with Buyer in its in good faith determination of the market value of each item of underlying collateral (including, without limitation, providing all information and documentation in the possession of Seller regarding such item of underlying collateral or otherwise required by Buyer).

“Pricing Rate” shall mean, for any Purchased Loan and any Pricing Rate Period, an annual rate equal to the LIBOR Rate for such Pricing Rate Period plus the Applicable Spread for the applicable Loan Type and shall be subject to adjustment and/or conversion as provided in Sections 3(j), 3(k) and 3(s) of this Annex I.  The Pricing Rate shall be computed on the basis of a 360-day year and the actual number of days elapsed.

“Purchase Price” shall mean, with respect to any Purchased Loan the price at which such Purchased Loan is transferred by Seller to Buyer on the applicable Purchase Date.  The Purchase Price as of any Purchase Date for any Purchased Loan of a particular Loan Type shall be an amount (expressed in dollars) equal to the product obtained by multiplying (i) the Market Value of such Purchased Loan by (ii) the Purchase Percentage for the related Loan Type.

“Purchase Date” shall mean, with respect to any Purchased Loan, the date on which such Purchased Loan is transferred by Seller to Buyer.

“Purchased Securities” shall mean, the “Purchased Securities” as defined in the Securities Repurchase Agreement.

“Repurchase Date” with respect to any Purchased Loan shall mean the Facility Termination Date or such earlier date specified in the related Confirmation, or if applicable, the related Early Repurchase Date or Accelerated Repurchase Date.

“Repurchase Price” shall mean, with respect to any Purchased Loan as of any date, the price at which such Purchased Loan is to be transferred from Buyer to Seller upon termination of the related Transaction; in each case, such price shall equal the sum of the Purchase Price of such Purchased Loan and the accrued Price Differential with respect to such Purchased Loan as of the date of such determination, minus all Income and cash actually received by Buyer in respect of such Transaction and applied towards the Repurchase Price and/or Price Differential pursuant to this Annex I.

(c)           In addition to the terms defined in Paragraph 2 of the Agreement  (“Definitions”) not otherwise deleted pursuant to Section 2(a) of this Annex I and the terms defined in Section 2(b) of this Annex I, the following capitalized terms shall have the respective meanings set forth below:

“Accelerated Repurchase Date” shall have the meaning specified in Section 14(b)(i) of this Annex I.

“Accepted Servicing Practices” shall mean with respect to any Purchased Loan, in conformity with those accepted and prudent servicing practices in the industry for loans of the same type and in a manner at least equal in quality to the servicing the applicable servicer provides for assets similar to such Purchased Loans that it owns.

“Affiliate” shall mean, when used with respect to any specified Person, any other Person directly or indirectly controlling, controlled by, or under common control with, such Person.  Control shall mean the possession, direct or indirect, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract or otherwise and “controlling” and “controlled” shall have meanings correlative thereto.

“Aggregate Repurchase Price” shall mean, as of any date of determination, the aggregate Repurchase Price (excluding any accrued and unpaid Price Differential) of all Transactions outstanding as of such date.

“Agreement” shall have the meaning specified in the introductory paragraph of this Annex I.

“Alternative Rate” shall have the meaning specified in Section 3(k) of this Annex I.

“Alternative Rate Transaction” shall mean, with respect to any Pricing Rate Period, any Transaction with respect to which the Pricing Rate for such Pricing Rate Period is determined with reference to the Alternative Rate.

“Applicable Spread” shall mean, (i) with respect to a Purchased Loan, so long as no Event of Default shall have occurred and be continuing, the per annum rate specified in Schedule 1 attached hereto as being the “Applicable Spread” for the Purchased Loans in such Loan Type, and (ii) in each case, after the occurrence and during the continuance of an Event of Default, the applicable per annum rate described in clause (i) of this definition, plus 400 basis points (4.0%).

“Appraisal” shall mean an appraisal of any Eligible Property prepared by a licensed appraiser approved by Buyer in its reasonable discretion, in accordance with the Uniform Standards of Professional Appraisal Practice of the Appraisal Foundation, in compliance with the requirements of Title 11 of the Financial Institution Reform, Recovery and Enforcement Act and utilizing customary valuation methods such as the income, sales/market or cost approaches, as any of the same may be updated by recertification from time to time by the appraiser performing such Appraisal.

“Asset Base” shall mean, as of any date of determination, the aggregate Asset Base Components of all Purchased Loans transferred by the Seller to the Buyer hereunder as of such date.

“Asset Base Component” shall mean, as of any date of determination, with respect to each Purchased Loan, the product of its Market Value multiplied by the Purchase Percentage applicable to such Purchased Loan as of such date.

“Assignment of Leases” shall mean, with respect to any Purchased Loan which is a mortgage loan, any assignment of leases, rents and profits or equivalent instrument, whether contained in the related Mortgage or executed separately, assigning to the holder or holders of such Mortgage all of the related Mortgagor’s interest in the leases, rents and profits derived from the ownership, operation, leasing or disposition of all or a portion of the related Mortgaged Property as security for repayment of such Purchased Loan.

“Assignment of Mortgage” shall mean, with respect to any Mortgage, an assignment of the mortgage, notice of transfer or equivalent instrument in recordable form, sufficient under the laws of the jurisdiction wherein the related property is located to reflect the assignment and pledge of the Mortgage.

“Bailee” shall mean such third party as Buyer and Seller shall mutually approve in their sole discretion.

“Bailee Agreement” shall mean the Bailee Agreement among Seller, Buyer and Bailee in the form of Exhibit VII hereto.

“Bankruptcy Code” shall mean the United State Bankruptcy Code of 1978, as amended from time to time.

 “Blocked Account” shall have the meaning specified in Section 5 of this Annex I.

“Blocked Account Agreement” shall mean the Blocked Account Agreement, in the form attached hereto as Exhibit VI (or such other form as shall have been approved by Buyer, such approval not to be unreasonably withheld, delayed or conditioned), executed by Buyer, Seller and the Depository Bank (and any amendment thereto or any successor thereto or replacement thereof executed by Buyer, Seller and the Depository Bank).

“Business Day” shall mean any day other than (i) a Saturday or Sunday or (ii) a day on which the New York Stock Exchange, the Federal Reserve Bank of New York or the Custodian is authorized or obligated by law or executive order to be closed.

“Buyer” shall mean Goldman Sachs Mortgage Company, and any successor or assign.

“Capital Lease Obligations” shall mean, for any Person, all obligations of such Person to pay rent or other amounts under a lease of (or other agreement conveying the right to use) property to the extent such obligations are required to be classified and accounted for as a capital lease on a balance sheet of such Person under GAAP, and, for purposes of the Agreement, the amount of such obligations shall be the capitalized amount thereof, determined in accordance with GAAP.

“Change of Control” shall mean the occurrence of any of the following with respect to any Person:

(i)            a Transfer of all or substantially all of such Person’s assets (excluding any such Transfer in connection with any securitization transaction involving, or the sale of,  Repurchased Loans or Repurchased Securities or other assets of Seller used in other repurchase or other similar transactions in the ordinary course of such Person’s business); or

(ii)           a merger, consolidation or other transaction in which more than 50% of the voting common equity of such Person or the surviving entity immediately after such merger, consolidation or such other transaction is not owned, directly or indirectly, by persons who were, directly or indirectly, equityholders of such Person immediately prior thereto; or

(iii)          a majority of the members of the board of directors of such Person changes during any twelve (12) month period after the date hereof.

“Collection Period” shall mean with respect to the Remittance Date in any month, the period beginning on but excluding the Cut-off Date in the month preceding the month in which such Remittance Date occurs and continuing to and including the Cut-off Date immediately preceding such Remittance Date.

“Costs” shall mean, with respect to any Purchased Loan, all out-of-pocket obligations, costs, fees, indemnities and expenses in respect of such Purchased Loan actually incurred by Buyer.

“Custodial Agreement” shall mean the Custodial Agreement entered into by and among Custodian, Seller and Buyer.

“Custodial Delivery Certificate” shall mean the delivery certificate, a form of which is attached hereto as Exhibit III, executed by Seller in connection with its delivery of a Purchased Loan File to Buyer or its designee (including the Custodian) pursuant to Section 7 of this Annex I.

“Custodian” shall mean Wells Fargo Bank, N.A. or any successor Custodian appointed by Buyer.

“Cut-off Date” shall mean the last Business Day of the calendar month preceding each Remittance Date.

“Debt to Equity Ratio” shall mean the ratio of Total Indebtedness to Tangible Net Worth without regard to the application of FAS 140 or FIN 46).

“Default” shall mean any event that, with the giving of notice, the passage of time, or both, would constitute an Event of Default.

“Defaulted Loan” shall mean any Purchased Loan as to which (A) there is a material breach beyond any applicable cure period of a material representation, warranty or covenant by the related borrower or obligor under the applicable Purchased Loan Documents or by Seller under Exhibit V, (B) there is a material default beyond any applicable cure period under the related Purchased Loan Documents in the payment when due of interest, principal or any other amounts which material default continues, (C) any other material “Event of Default” under the related Purchased Loan Document, (D) to the extent that the related Transaction is deemed a loan under federal, state or local law Buyer ceases to have a first priority perfected security interest or (E) the related Purchased Loan File or any portion thereof has been released from the possession of the Custodian under the Custodial Agreement to anyone other than Buyer or any Affiliate of Buyer except in accordance with the terms of the Custodial Agreement.

“Delinquent Loan” shall mean any Purchased Loan as to which the payment of principal and/or interest owed thereunder by the underlying obligor is 30 days or more past due.

“Depository Bank” shall mean such depository bank appointed by Seller with the prior written consent of Buyer which delivers a deposit account agreement in the form of the Blocked Account Agreement or another form reasonably acceptable to Buyer.

“Diligence Fee” shall mean fees (so long as no Event of Default is continuing, not to exceed $50,000 annually with respect to this Agreement and the Securities Repurchase Agreement) payable by Seller to Buyer in respect of Buyer’s out-of-pocket expenses (other than legal expenses) incurred in connection with its review of the Diligence Materials hereunder and under the Securities Repurchase Agreement.

“Diligence Materials” shall mean the Preliminary Due Diligence Package together with the Supplemental Due Diligence List.

“Draft Appraisal” shall mean a short form appraisal, “letter opinion of value,” or any other form of draft appraisal reasonably acceptable to Buyer.

“Early Repurchase Date” shall have the meaning specified in Section 3(g) of this Annex I.

“Early Repurchase Deposit” shall have the meaning specified in Section 3(j) of this Annex I.

“Early Repurchase Deposit Application Date” shall have the meaning specified in Section 3(j) of this Annex I.

“Early Repurchase Deposit Funding Date” shall have the meaning specified in Section 3(j) of this Annex I.

“EBITDA” shall mean, for each fiscal quarter, with respect to Guarantor and its consolidated Subsidiaries, an amount equal to (a) Net Income for such period (excluding the effect of any extraordinary gains or losses resulting from the sale of property or non-cash gains or losses outside the ordinary course of business) plus (b), without duplication, an amount which, in the determination of Net Income for such period, has been deducted for (i) interest expense for such period, (ii) total federal, state, foreign or other income or franchise taxes for such period, and (iii) all depreciation and amortization for such period, all as determined with respect to any consolidated Subsidiary in accordance with the methodology specified in the definition of Net Income, plus (c) any nonrecurring fees and expenses incurred on or prior to the date of the execution and delivery of the Agreement, less (d) any non-cash reserve activity.

“Eligible Loans” shall mean any of the following types of transitional or stabilized loans listed in (i) through (iv) below, (v) acceptable to Buyer in the exercise of its sole and absolute discretion, (w) secured directly or indirectly by an Eligible Property, (x) which has a loan term equal to or less than 10 years (assuming exercise of all extension options), (y) as to which the applicable representations and warranties set forth in Exhibit V are true and correct in all material respects as of the applicable Purchase Date, and (z) has a maximum LTV  specified in Schedule 1 for the related Loan Type:

(i)            performing Mezzanine Loans (or participation interests therein).

(ii)           performing Mortgage Loans secured by first liens on Eligible Properties (“First Mortgage Loans”).

(iii)          senior subordinate participation interests (or a senior subordinate promissory note that is, in effect, similar in nature to a senior subordinate participation interest) in performing First Mortgage Loans that also secures a senior promissory note (or senior interest) in such loan and may also secure a junior subordinate promissory note (or junior subordinate interest) in such loan (“Senior First Mortgage B Notes”).

(iv)          junior participation interests (or a junior promissory note that is, in effect, similar in nature to a junior participation interest) in performing First Mortgage Loans that also secure a senior (or senior subordinate) promissory note (or senior (or senior subordinate) interest) in such loan (“Junior First Mortgage B Notes”).

Buyer may, in its sole and absolute discretion, consider sub-performing and non-performing loans of the types listed in (i) through (iv) above.

“Eligible Property” shall mean a property that is a multifamily, retail, office, industrial, warehouse, condominium or hospitality property or such other property type acceptable to Buyer in the exercise of its good faith business judgment; provided, however, that healthcare related properties, such as assisted living, nursing homes, acute care, rehabilitation centers, diagnostic centers and psychiatric centers, shall not qualify as an Eligible Property.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended from time to time, and the regulations promulgated thereunder.  Section references to ERISA are to ERISA, as in effect at the date of this Annex I and, as of the relevant date, any subsequent provisions of ERISA, amendatory thereof, supplemental thereto or substituted therefor.

“ERISA Affiliate” means any corporation or trade or business (whether or not incorporated) that is a member of any group of organizations described in Section 414(b), (c), (m) or (o) of the Code or Section 4001(b) of ERISA of which Seller is a member at any relevant time.

“Event of Default” shall have the meaning specified in Section 14(a) of this Annex I.

“Extended Repurchase Monthly Amount” means the quotient of (i) the aggregate Repurchase Price of the Purchased Loans as of the Facility Termination Date, divided by (ii) 6; provided, that to the extent Seller pays the aggregate Repurchase Price in an amount in excess of the Extended Repurchase Monthly Amount in any month, Seller shall receive a credit against the next month’s required payment amount (and any subsequent months’ payments, if applicable) in an aggregate amount equal to such excess.

“Facility Amount” shall mean, as of any date of determination, the sum of (i) $300,000,000 less the Securities Aggregate Repurchase Price outstanding under the Securities Repurchase Agreement as of such date and (ii) all or any portion of the Future Advance Facility Amount with respect to which the conversion option set forth in Section 3(s) of this Annex I has been exercised by Seller.

“Facility Termination Date” shall mean September 13, 2009 unless extended pursuant to Section 3(q) of this Annex I.

“Federal Funds Rate” shall mean, for any day, an interest rate per annum equal to the weighted average of the rates on overnight Federal funds transactions with members of the Federal Reserve System arranged by Federal funds brokers on such day, as published for such day, (or, if such day is not a Business Day, for the immediately preceding Business Day) by the Federal Reserve Bank of New York, or, if such rate is not so published for any day which is a Business Day, the average of the quotations at approximately 10 a.m. (New York time) on such day or such transactions received by the Buyer from three Federal funds brokers of recognized standing selected by the Buyer in its sole discretion.

“Fee Letter” shall mean that certain amended and restated letter agreement, dated the date hereof between Buyer, Goldman, Sachs & Co. and Seller, as the same may be amended, supplemented or otherwise modified from time to time.

“Filings” shall have the meaning specified in Section 6(b) of this Annex I.

“Financial Covenant Compliance Certificate” shall mean an Officer’s Certificate to be delivered by Guarantor within 45 days after the end of each fiscal quarter confirming that: (i) as of the fiscal quarter most recently ended, (w) Guarantor’s Debt to Equity Ratio is less than or equal to 5:1; (x) Guarantor’s Tangible Net Worth is equal to or greater than the sum of (i) $129,750,000 and (ii) 75% of the proceeds of any equity issuances after Guarantor’s initial public offering, (y) Guarantor’s Fixed Charge Coverage Ratio equals or exceeds 1.50:1, and  (z) Guarantor’s Minimum Liquidity equals or exceeds, during the first two years after the date of this Agreement, $10,000,000 and, thereafter, $15,000,000; and (ii) Guarantor has cumulative positive EBITDA for the three fiscal quarters most recently ended.

“Financing Transaction” shall mean a repurchase transaction or a financing transaction between Buyer (or an Affiliate of Buyer) and any counterparty.

“First Mortgage B Note” shall mean any Senior First Mortgage B Note or Junior First Mortgage B Note.

“Fitch” means Fitch Inc.

“Fixed Charge Coverage Ratio” shall mean, with respect to any Person and any period of determination, the quotient of (i) EBITDA of such Person for such period of determination divided by (ii) the Fixed Charges for such period.

“Fixed Charges” shall mean, with respect to any Person and any period of determination, the sum of (a) debt service (including interest expense and principal payments), (b) preferred dividends on any preferred securities and all distributions due to the holders of any preferred limited partnership interests, (c) the amortized portion of any capital lease obligations paid or accrued during such period, (d) capital expenditures, and (e) any amounts payable under any ground lease.  Fixed Charges shall include a proportionate share of items (a), (b), (c), (d) and (e) of all unconsolidated affiliates.

“Future Advance Facility Amount” shall mean an amount equal to $100,000,000, or, in the event of a conversion as provided in Section 3(s), such lesser amount with respect to which Seller has not elected to exercise the option described in Section 3(s).

“Future Advance Loan” shall mean any Eligible Loan with respect to which there exists a continuing obligation on the part of the holder of the Eligible Loan after the related closing date of such Eligible Loan to provide additional funding to the underlying borrower, upon the terms and conditions of the underlying loan documents for such Eligible Loan.

“GAAP” shall mean United States generally accepted accounting principles consistently applied as in effect from time to time.

“Governmental Authority” shall mean any national or federal government, any state, regional, local or other political subdivision thereof with jurisdiction and any Person with jurisdiction exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government.

“Guarantee” shall mean, as to any Person, any obligation of such Person directly or indirectly guaranteeing any Indebtedness of any other Person or in any manner providing for the payment of any Indebtedness of any other Person or otherwise protecting the holder of such Indebtedness against loss (whether by virtue of partnership arrangements, by agreement to keep-well, to purchase assets, goods, securities or services, or to take-or-pay or otherwise); provided that the term “Guarantee” shall not include endorsements for collection or deposit in the ordinary course of business.  The amount of any Guarantee of a Person shall be deemed to be an amount equal to the maximum reasonably anticipated liability in respect thereof as determined by such Person in good faith in accordance with GAAP.  The terms “Guarantee” and “Guaranteed” used as verbs shall have correlative meanings.

“Guarantor” shall mean Gramercy Capital Corp., a Maryland corporation.

“Guaranty” shall mean that certain Guaranty dated as of January 3, 2005, made by Guarantor in favor of Buyer, as the same may be amended, supplemented or otherwise modified from time to time.

“Hedging Transactions” shall mean, with respect to any or all of the Purchased Loans, any short sale of U.S. Treasury Securities or mortgage-related securities, futures contract (including Eurodollar futures) or options contract or any interest rate swap, cap or collar agreement or similar arrangements providing for protection against fluctuations in interest rates or the exchange of nominal interest obligations, either generally or under specific contingencies, entered into by Seller or the underlying obligor with respect to any Purchased Loan and pledged to Seller as collateral for such Purchased Loan, with one or more counterparties whose unsecured debt is rated at least AA (or its equivalent) by any Rating Agency or, with respect to any Hedging Transaction pledged to Seller as additional collateral for a Purchased Loan, such other rating requirement applicable to such Hedging Transaction set forth in the related Purchased Loan Documents or which is otherwise reasonably acceptable to Buyer; provided that Seller shall not grant or permit any liens, security interests, charges, or encumbrances with respect to any such hedging arrangements for the benefit of any Person other than Buyer.

“Indebtedness” shall mean, for any Person:  (a) obligations created, issued or incurred by such Person for borrowed money (whether by loan, the issuance and sale of debt securities or the sale of property to another Person subject to an understanding or agreement, contingent or otherwise, to repurchase such property from such Person); (b) obligations of such Person to pay the deferred purchase or acquisition price of property or services, other than trade accounts payable (other than for borrowed money) arising, and accrued expenses incurred, in the ordinary course of business so long as such trade accounts payable are payable within 90 days of the date the respective goods are delivered or the respective services are rendered; (c) Indebtedness of others secured by a lien on the property of such Person, whether or not the respective Indebtedness so secured has been assumed by such Person; (d) obligations (contingent or otherwise) of such Person in respect of letters of credit or similar instruments issued or accepted by banks and other financial institutions for account of such Person; (e) Capital Lease Obligations of such Person; (f) obligations of such Person under repurchase agreements or like arrangements; (g) Indebtedness of others Guaranteed by such Person; (h) all obligations of such Person incurred in connection with the acquisition or carrying of fixed assets by such Person; and (i) Indebtedness of general partnerships of which such Person is a general partner.

“Indemnified Amounts” and “Indemnified Parties” shall have the meaning specified in Section 20 of this Annex I.

“Independent Director” of any corporation or limited liability company means an individual who is duly appointed as a member of the board of directors or board of managers of such corporation or limited liability company and who is not, and has never been, and will not while serving as Independent Director, be any of the following:

(i)            a member, partner, equityholder, manager, director, officer or employee of Seller or any of its equityholders or affiliates (other than as an independent director or manager of an affiliate of Seller that is not in the direct chain of ownership of Seller and that is required by a creditor to be a single purpose bankruptcy remote entity, provided that such independent director or manager is employed by a company that routinely provides professional independent directors or managers);

a creditor, supplier or service provider (including provider of professional services) to Seller or any of its equityholders or affiliates (other than a company that routinely provides professional independent managers or directors and which also provides lien search and other similar services to Seller or any of its equityholders or affiliates in the ordinary course of business);

(iii)          a family member of any such member, partner, equityholder, manager, director, officer, employee, creditor, supplier or service provider; or

(iv)          a Person that controls (whether directly, indirectly or otherwise) any of (i), (ii) or (iii) above.

“Insured Closing Letter and Escrow Instructions” shall mean a letter addressed to Seller and Buyer from the title insurance underwriter (or any agent thereof) acting as an agent for each Table Funded Purchased Loan and related escrow instructions, which letter and instructions shall be in form and substance reasonably acceptable to Buyer and Seller.

“LIBOR Rate” shall mean, with respect to any Pricing Rate Period pertaining to a Transaction, a rate per annum determined for such Pricing Rate Period in accordance with the following formula (rounded upward to the nearest 1/100th of 1%):

LIBOR
1 - Reserve Requirement

“LIBOR” shall mean the rate per annum calculated as set forth below:

(i)            On each Pricing Rate Determination Date, LIBOR for the next Pricing Rate Period will be the rate for deposits in United States dollars for a one-month period which appears on Telerate Page 3750 as of 11:00 a.m., London time, on such date; or

(ii)           On any Pricing Rate Determination Date on which no such rate appears on Telerate Page 3750 as described above, LIBOR for the next Pricing Rate Period will be determined on the basis of the arithmetic mean of the rates at which deposits in United States dollars are offered by the Reference Banks at approximately 11:00 a.m., London time, on such date to prime banks in the London interbank market for a one-month period.

All percentages resulting from any calculations or determinations referred to in this definition will be rounded upwards, if necessary, to the nearest multiple of 1/100th of 1% and all U.S. dollar amounts used in or resulting from such calculations will be rounded to the nearest cent (with one-half cent or more being rounded upwards).

“LIBOR Transaction” shall mean, with respect to any Pricing Rate Period, any Transaction with respect to which the Pricing Rate for such Pricing Rate Period is determined with reference to the LIBOR Rate.

“Loan Type” shall mean, with respect to any Purchased Loan, each of the loan types listed in Schedule 1 attached hereto.

“LTV” shall mean, with respect to any Eligible Property or Properties, the ratio of the aggregate outstanding debt (which shall include the related Eligible Loan and all debt senior to or pari passu with such Eligible Loan) secured, directly or indirectly, by such Eligible Property or Properties, taking into consideration, in Buyer’s sole discretion, reserves, letters of credit, and recourse to third parties acceptable to Buyer, to the aggregate value of such Eligible Property or Properties as determined by Buyer in its sole and absolute discretion.  For purposes of Buyer’s determination, (i) the value may be determined by reference to an Appraisal, discounted cash flow analysis or other commercially reasonable method and (ii) for the avoidance of doubt, Buyer may reduce value for any actual or potential risks (including risk of delay) posed by any liens on the related Eligible Property or Properties.

“Material Adverse Effect” shall mean a material adverse effect on (a) the property, business, operations, financial condition or prospects of Seller or Guarantor, (b) the ability of Seller or Guarantor to perform its obligations under any of the Transaction Documents to which it is a party, (c) the validity or enforceability of any of the Transaction Documents, (d) the rights and remedies of Buyer under any of the Transaction Documents, (e) the timely payment of the Repurchase Price of or accrued Price Differential in respect of the Purchased Loans or other amounts payable in connection therewith, or (f) the aggregate Market Value of the Purchased Loans.

“Mezzanine Loan” shall mean any loan (including any participation interest therein) secured by a pledge of the direct or indirect equity ownership interests in a Person that owns a Mortgaged Property that also secures a Mortgage Note.

“Mezzanine Note” shall mean a note or other evidence of indebtedness of the owner or owners of direct or indirect equity ownership interests in an underlying real property owner secured by a pledge of such ownership interests.

“Minimum Liquidity” shall mean, for any Person and any date of determination, the sum of such Person’s Cash, Cash Equivalents and actual borrowing availability under any credit facilities, as of such date of determination.

“Monthly Statement” shall mean, for each calendar month during which the Agreement shall be in effect, Seller’s or Servicer’s, as applicable, reconciliation in arrears of beginning balances, interest and principal paid to date and ending balances for each Purchased Loan, together with a certified written report describing (a) any developments or events that are reasonably likely to have a Material Adverse Effect, (b) any and all written modifications to any Purchased Loan Documents not previously described in a written report, (c) loan status, collection performance and any delinquency and loss experience with respect to any Purchased Loan, (d) an update as to the expected repurchase for all Purchased Loans in the facility and (e) such other information as mutually agreed by Seller and Buyer which report shall be delivered to Buyer for each calendar month during the term of the Agreement within ten (10) days following the end of each such calendar month.

“Moody’s” shall mean Moody’s Investor Service, Inc.

“Mortgage” shall mean the mortgage, deed of trust, deed to secure debt or other instruments, creating a valid and enforceable first or second lien, as applicable, on or a first or second priority ownership interest in a Mortgaged Property.

“Mortgage Loan” shall mean a commercial mortgage loan secured by a lien on real property, and includes any First Mortgage Loan, Senior First Mortgage B Note and Junior First Mortgage B Note.

“Mortgage Note” shall mean a note or other evidence of indebtedness of a Mortgagor secured by a Mortgage.

“Mortgaged Property” shall mean the real property or properties securing repayment of the debt evidenced by a Mortgage Note, or, in the case of any Mezzanine Loan, owned indirectly by the related obligor.

“Mortgagor” shall mean the obligor on a Mortgage Note, the grantor of the related Mortgage and the owner of the related Mortgaged Property.

“Net Income” shall mean, with respect to any Person, for any period, the consolidated net income for such period of such Person as reported in such Person’s financial statements prepared in accordance with GAAP.

“New Loan” shall mean an Eligible Loan that Seller proposes to be included as a Purchased Loan.

“Officer’s Certificate” shall mean, as to any Person, a certificate of the chief executive officer, any vice chairman and the chief financial officer of such Person or, for the purpose of executing certificates, the president, the vice president and counsel responsible therefor.

“Originated Loan” shall mean any loan that is an Eligible Loan and whose related loan documents were prepared by Seller or an Affiliate controlled by Seller.

“Person” shall mean an individual, corporation, limited liability company, business trust, partnership, joint tenant or tenant-in-common, trust, unincorporated organization, or other entity, or a federal, state or local government or any agency or political subdivision thereof.

“Plan” shall mean an employee benefit or other plan established or maintained during the five year period ended prior to the date of the Agreement or to which Seller or any ERISA Affiliate makes, is obligated to make or has, within the five year period ended prior to the date of the Agreement, been required to make contributions and that is covered by Title IV of ERISA or Section 302 of ERISA or Section 412 of the Code.

“Plan Assets” shall mean assets of any (i) employee benefit plan (as defined in Section 3(3) of ERISA) subject to Title I of ERISA, (ii) plan (as defined in Section 4975(e)(l) of the Code) subject to Section 4975 of the Code, or (iii) governmental plan (as defined in Section 3(32) of ERISA) subject to any other federal, state or local laws, rules or regulations substantially similar to Title I of ERISA or Section 4975 of the Code.

“Portfolio Loans” shall mean all of the Purchased Loans.

“Portfolio Securities” has the meaning specified in the Securities Repurchase Agreement.

“Pre-Existing Loans” shall mean any loan that is an Eligible Loan and is not an Originated Loan.

“Preliminary Due Diligence Package” shall mean with respect to any New Loan, the following due diligence information relating to such New Loan to be provided by Seller to Buyer pursuant to this Annex I:

(i)            Seller’s internal investment committee memorandum, among other things, outlining the proposed transaction, including potential transaction benefits and all material underwriting risks, and Underwriting Issues, anticipated exit strategies and all other characteristics of the proposed transaction that a prudent buyer would consider material;

(ii)           current rent roll, if applicable;

(iii)          cash flow pro-forma, plus historical information, if available;

(iv)          indicative interest coverage ratios;

(v)           indicative loan-to-value ratio;

(vi)          Seller’s or any Affiliate’s relationship with its potential underlying borrower or any affiliate;

(vii)         third party reports, to the extent available and applicable, including:

(a)           engineering and structural reports;

(b)           current Appraisal;

(c)           Phase I environmental report (including asbestos and lead paint report) and, if applicable, Phase II or other follow-up environmental report if recommended in Phase I;

(d)           seismic reports; and

(e)           operations and maintenance plan with respect to asbestos containing materials;

(viii)        documents evidencing such New Loan, or current drafts thereof, including, without limitation, underlying debt and security documents, guaranties, underlying borrower’s organizational documents, warrant agreements, loan and collateral pledge agreements, and intercreditor agreements, as applicable;

(ix)           a list that specifically identifies any Purchased Loan Documents that relate to such Purchased Loan but are not in Seller’s possession;

(x)            in the case of a participation interest, all information described in this definition which would otherwise be provided for the underlying Mortgage Loan if it constituted an Eligible Loan except that, as to items set forth in subparagraphs (vii) and (xii), to the extent Seller possesses such information or has access to such information because it was provided to the related lead lender and made available to Seller, and in addition, all documentation evidencing the participation interest;

(xi)           insurance documentation as shall be reasonably satisfactory to Buyer; and

(xii)          analyses and reports with respect to such other matters concerning the New Loan as Buyer may in its reasonable discretion require.

“Pricing Rate Determination Date” shall mean with respect to any Pricing Rate Period, the second (2nd) Business Day preceding the first day of the Pricing Rate Period.

“Pricing Rate Period” shall mean (a) in the case of the first Pricing Rate Period with respect to any Transaction, the period commencing on and including the Purchase Date for such Transaction and ending on and including the last day of the calendar month in which the Purchase Date occurs, (b) in the case of any subsequent Pricing Rate Period, the period commencing on and including the first day of a calendar month and ending on and including the last day of such calendar month, and (c) in the case where the Remittance Date is not the first day of a calendar month, the period commencing on and excluding the Remittance Date and ending on (but including) the subsequent Remittance Date; provided, however, that in no event shall any Pricing Rate Period end subsequent to the Repurchase Date.

“Principal Payment” shall mean, with respect to any Purchased Loans, any payment or prepayment of principal received in respect thereof (including casualty or condemnation proceeds to the extent such proceeds are required under the applicable Purchase Loan Documents to be applied toward the balance of the underlying loan, or are not otherwise required under the underlying loan documents to be reserved, escrowed, readvanced or applied for the benefit of the obligor or the underlying real property).  For purposes of clarification, prepayment premiums, fees or penalties shall not be deemed principal.

“Purchase Percentage” shall mean, with respect to any Purchased Loan, the “Purchase Percentage” specified in Schedule 1 for the related Loan Type (or as otherwise specified in the applicable Confirmation).

“Purchased Loan Documents” shall mean, with respect to a Purchased Loan, the documents comprising the Purchased Loan File for such Purchased Loan.

“Purchased Loan File” shall mean the documents specified as the “Purchased Loan File” in Section 7(b) of this Annex I, together with any additional documents and information required to be delivered to Buyer or its designee (including the Custodian) pursuant to this Annex I.

“Purchased Loan Information” shall mean, with respect to each Purchased Loan, the information set forth in Schedule 3 attached hereto.

“Purchased Loan Schedule” shall mean a schedule of Purchased Loans, together with the Purchased Loan Information for each such loan attached to each Trust Receipt and Custodial Delivery Certificate.

“Purchased Loans” shall mean (i) with respect to any Transaction, the Eligible Loans sold by Seller to Buyer in such Transaction and (ii) with respect to the Transactions in general, all Eligible Loans sold by Seller to Buyer and any additional cash and/or other assets delivered by Seller to Buyer pursuant to Section 4 of this Annex I.

“Quarterly Report” shall mean, for each fiscal quarter during which the Agreement shall be in effect, Seller’s or Servicer’s, as applicable, certified written report summarizing, with respect to the Mortgaged Properties securing each Purchased Loan (or, in the case of a Purchased Loan secured (directly or indirectly) by a portfolio of Mortgaged Properties, such information on a consolidated basis), the net operating income, debt service coverage, occupancy, the revenues per room (for hospitality properties) and sales per square footage (for retail properties) and such other information as mutually agreed by Seller and Buyer which report shall be delivered to Buyer for each fiscal quarter during the term of the Agreement within 60 days following the end of each such fiscal quarter.

“Rating Agency” shall mean any of Fitch, Moody’s and Standard & Poor’s.

“Reference Banks” shall mean banks each of which shall (i) be a leading bank engaged in transactions in Eurodollar deposits in the international Eurocurrency market and (ii) have an established place of business in London.  Initially, the Reference Bank shall be JPMorgan Chase Bank.  If any such Reference Bank should be unwilling or unable to act as such or if Buyer shall terminate the appointment of any such Reference Bank or if any of the Reference Banks should be removed from the Reuters Monitor Money Rates Service or in any other way fail to meet the qualifications of a Reference Bank, Buyer in the exercise of its good faith business judgment may designate alternative banks meeting the criteria specified in clauses (i) and (ii) above.

“Regulations T, U and X” shall mean Regulations T, U and X of the Board of Governors of the Federal Reserve System (or any successor), as the same may be modified and supplemented and in effect from time to time.

“Remittance Date” shall mean the last calendar day of each month, or the immediately preceding Business Day, if such calendar day shall not be a Business Day.

“Repurchased Loan” shall mean any Purchased Loan which has been repurchased by Seller pursuant to the terms hereof.

“Repurchased Security” shall have the meaning set forth in the Securities Repurchase Agreement.

“Requirement of Law” shall mean any law, treaty, rule, regulation, code, directive, policy, order or requirement or determination of an arbitrator or a court or other governmental authority whether now or hereafter enacted or in effect.

“Reserve Requirement” shall mean, with respect to any Pricing Rate Period, the aggregate (without duplication) of the rates (expressed as a decimal fraction) of reserve requirements in effect during such Pricing Rate Period (including, without limitation, basic, supplemental, marginal and emergency reserves under any regulations of the Board of Governors of the Federal Reserve System or other governmental authority having jurisdiction with respect thereto) dealing with reserve requirements prescribed for eurocurrency funding (currently referred to as “Eurocurrency Liabilities” in Regulation D of such Board of Governors) maintained by Buyer.

“Reset Date” shall mean, with respect to any Pricing Rate Period, the second Business Day preceding the first day of such Pricing Rate Period with respect to any Transaction.

“Scheduled Purchase Date” shall mean the date agreed between the parties or specified in the applicable Confirmation as the “Purchase Date” or the “Scheduled Purchase Date”.

“Securities Aggregate Repurchase Price” shall mean, as of any date of determination, the “Aggregate Repurchase Price” (as defined in the Securities Repurchase Agreement) as of such date.

“Securities Repurchase Agreement” shall mean the Master Repurchase Agreement dated as of the date hereof between Seller and Goldman, Sachs & Co., as amended supplemented or otherwise modified from time to time.

“Seller” shall mean, individually and collectively, Gramercy Warehouse Funding II LLC, a Delaware limited liability company and GKK Trading Warehouse II, LLC, a Delaware limited liability company, together with their permitted successors and assigns.  For the avoidance of doubt, either Seller may act to bind the other Seller. Any notice, election or act taken by one Seller under this Agreement or any of the other Transaction Documents shall be deemed to constitute the action of the other Seller, and Buyer may in all such circumstances rely on the action taken by either one as the action of both entities.

“Servicer” shall mean GKK Manager LLC or an affiliate thereof, or such other servicer mutually acceptable to Buyer and Seller.

“Servicing Agreement” shall mean that certain servicing agreement entered into by Seller and Servicer or such other servicing agreement in each case approved by Buyer in its reasonable discretion.

“Servicing Records” has the meaning specified in Section 22(b) of this Annex I.

“Significant Modification” shall mean (a) any modification or amendment of a Purchased Loan which:

(i)            reduces the principal amount of the Purchased Loan in question other than (1) with respect to a dollar-for-dollar principal payment or (2) reductions of principal to the extent of deferred, accrued or capitalized interest added to principal which additional amount was not taken into account by Buyer in determining the related Purchase Price;

(ii)           increases the principal amount of a Purchased Loan other than increases which are derived from accrual or capitalization of deferred interest which is added to principal or protective advances;

(iii)          modifies the payments of principal and interest when due of the Purchased Loan in question;

(iv)          changes the frequency of scheduled payments of principal and interest in respect of a Purchased Loan;

(v)           subordinates the lien priority of the Purchased Loan or the payment priority of the Purchased Loan other than subordinations expressly required under the then existing terms and conditions of the Purchased Loan (provided, however, the foregoing shall not preclude the execution and delivery of subordination, nondisturbance and attornment agreements with tenants, subordination to tenant leases, easements, plats of subdivision and condominium declarations and similar instruments which in the commercially reasonable judgment of Seller do not materially adversely affect the rights and interest of the holder of the Purchased Loan in question);

(vi)          releases (1) any collateral for the Purchased Loan other than releases required under the then existing Purchased Loan Documents or releases in connection with eminent domain or under threat of eminent domain or (2) any underlying obligor with respect to a Purchased Loan;

(vii)         waives, amends or modifies any cash management or reserve account requirements of the Purchased Loan other than changes required under the then existing Purchased Loan Documents;

(viii)        waives any due-on-sale or due-on-encumbrance provisions of the Purchased Loan other than waivers required to be given under the then existing Purchased Loan Documents; and

(b)           any modification, amendment or other material action with respect to a Purchased Loan (or the related mortgage loan, if such Purchased Loan is a Mezzanine Loan) which under the terms of the related intercreditor agreement or participation agreement, as the case may be, requires the consent of Seller or its “operating advisor” or the agent (as distinct from consultation rights).

“Single-Purpose Entity” shall mean a Person, other than an individual, which is formed or organized solely for the purpose of holding, directly or indirectly and subject to this Agreement and the Securities Repurchase Agreement, the Purchased Loans and the Portfolio Securities, does not engage in any business unrelated to the Purchased Loans and the Portfolio Securities, does not have any assets other than the Purchased Loans and the Portfolio Securities or any indebtedness other than as permitted by the Agreement and the Securities Repurchase Agreement, has its own separate books and records and its own accounts, in each case which are separate and apart from the books and records and accounts of any other Person, holds itself out as being a Person, separate and apart from any other Person and provides in its partnership agreement or limited liability company agreement (as applicable) for the inclusion of at least one Independent Director.  If  the foregoing entity is a limited partnership or limited liability company, its partnership agreement or limited liability company agreement (as applicable) shall provide that that the dissolution and winding up or bankruptcy or insolvency filing of such partnership or limited liability company shall require the unanimous consent of all partners or members (including the affirmative vote of the independent directors) and if the foregoing entity is a single-member limited liability company whose single member is not itself a Single-Purpose Entity, its limited liability company agreement shall provide that upon the occurrence of any event that causes its sole member to cease to be a member during the term of this Agreement, at least one of its independent directors shall automatically be admitted as the sole member and shall preserve and continue the existence of the entity without dissolution.

“Standard & Poor’s” shall mean Standard & Poor’s Ratings Services, Inc., a division of the McGraw Hill Companies Inc.

“Subsidiary” shall mean, with respect to any Person, any corporation, partnership or other entity of which at least a majority of the securities or other ownership interests having by the terms thereof ordinary voting power to elect a majority of the board of directors or other persons performing similar functions of such corporation, partnership or other entity (irrespective of whether or not at the time securities or other ownership interests of any other class or classes of such corporation, partnership or other entity shall have or might have voting power by reason of the happening of any contingency) is at the time directly or indirectly owned or controlled by such Person or one or more Subsidiaries of such Person or by such Person and one or more Subsidiaries of such Person.

“Supplemental Due Diligence List” shall mean, with respect to any New Loan, information or deliveries concerning such New Loan that Buyer shall request in addition to the Preliminary Due Diligence Package, including, without limitation, a credit approval memorandum representing the final terms of the underlying transaction, a loan-to-value ratio computation and a final debt service coverage ratio computation for such proposed New Loan.

“Survey” shall mean a certified ALTA/ACSM (or applicable state standards for the state in which a Mortgaged Property is located) survey of a Mortgaged Property prepared by a registered independent surveyor and in form and content reasonably satisfactory to Buyer and the company issuing the Title Policy for such Mortgaged Property.

“Table Funded Purchased Loan” shall mean a Purchased Loan which is sold to Buyer simultaneously with the origination or acquisition thereof, which origination or acquisition is financed with the Purchase Price, pursuant to Seller’s request, paid directly to a title company or other settlement agent, in each case, approved by Buyer, for disbursement in connection with such origination or acquisition.  A Purchased Loan shall cease to be a Table Funded Purchased Loan after the Custodian has delivered a Trust Receipt to Buyer certifying its receipt of the Purchased Loan File therefor.

“Tangible Net Worth” shall mean, with respect to any Person, as of any date of determination, (a) all amounts which would be included under capital on the balance sheet of such Person at such date, determined in accordance with GAAP as of such date, less (b)(i) amounts owing to such Person from Affiliates and (ii) intangible assets of such Person as of such date.

“Telerate Page 3750” shall mean the display page currently so designated on the Dow Jones Telerate Service (or such other page as may replace that page on that service for the purpose of displaying comparable rates or prices).

“Title Policy” shall have the meaning specified in paragraph 2(d) of Exhibit V.

“Total Indebtedness” shall mean, with respect to any Person, as of any date of determination, the aggregate Indebtedness of such Person as of such date less the amount of any nonspecific balance sheet reserves maintained in accordance with GAAP as of such date.

“Transaction” shall have the meaning specified in Section 1(a) of this Annex I.

“Transaction Conditions Precedent” shall have the meaning specified in Section 3(e) of this Annex I.

“Transaction Costs” shall mean, with respect to any Purchased Loan, all actual out-of-pocket reasonable costs and expenses paid or incurred by Buyer and payable by Seller relating to the purchase of such Purchased Loan (including legal fees and other fees described in Section 20(b) of this Annex I).  Transaction Costs shall not include costs incurred by Buyer for overhead and general administrative expenses.

“Transaction Documents” shall mean, collectively, the Agreement (including this Annex I and any other annexes and schedules attached to the Agreement), the Blocked Account Agreement, the Custodial Agreement, the Fee Letter, the Servicing Agreement, all Transfer Documents, all Confirmations

executed pursuant to this Annex I in connection with specific Transactions and all other documents executed in connection herewith and therewith.

“Transfer” shall mean, with respect to any Person, any sale or other whole or partial conveyance of all or any portion of such Person’s assets, or any direct or indirect interest therein to a third party (other than in connection with the transfer of a Purchased Loan to Buyer in accordance herewith), including granting of any purchase options, rights of first refusal, rights of first offer or similar rights in respect of any portion of such assets or the subjecting of any portion of such assets to restrictions on transfer.

“Transfer Documents” shall mean, with respect to any Purchased Loan, all applicable documents described in Section 7(b) of this Annex I necessary to transfer all of Seller’s right, title and interest in such Purchased Loan to Buyer in accordance with the terms of this Annex I.

“Trust Receipt” shall mean a trust receipt issued by the Custodian, or the Bailee, as applicable, to Buyer confirming the Bailee’s or the Custodian’s, as applicable, possession of certain Purchased Loan Files which are the property of and held by the Bailee or the Custodian, as applicable, on behalf of Buyer (or any other holder of such trust receipt) in the form required under the Custodial Agreement or the Bailee Agreement.

“UCC” shall mean the Uniform Commercial Code as in effect from time to time in the State of New York; provided that if by reason of mandatory provisions of law, the perfection or the effect of perfection or non-perfection of any security interest is governed by the Uniform Commercial Code as in effect in a jurisdiction other than New York, “Uniform Commercial Code” shall mean the Uniform Commercial Code as in effect in such other jurisdiction for purposes of the provisions of this Annex I relating to such perfection or effect of perfection or non-perfection.

“Underwriting Issues” shall mean, with respect to any Eligible Loan as to which Seller intends to request a Transaction, all material information that has come to Seller’s attention that, based on the making of commercially reasonable inquiries and the exercise of reasonable care and diligence by a reasonable institutional mortgage or mezzanine loan buyer in determining whether to originate or acquire the Eligible Loan in question under the circumstances, would, in the context of the totality of the Transaction in question, be considered a materially “negative” factor (either separately or in the aggregate with other information), (including, but not limited to, whether any of the Eligible Loans were repurchased from any warehouse loan facility or a repurchase transaction due to the breach of a representation and warranty or a material defect in loan documentation or closing deliveries (such as any absence of any material Purchased Loan Document(s)).

3.                 INITIATION; CONFIRMATION; TERMINATION; FEES

The provisions of Paragraph 3 of the Agreement (“Initiation; Confirmation; Termination”) are hereby deleted and replaced in their respective entireties by the following provisions of this Section 3:

(a)  Seller may, from time to time, prior to the Facility Termination Date, request that Buyer enter into a Transaction with respect to one or more New Loans.  Seller shall initiate each request by submitting a Preliminary Due Diligence Package for Buyer’s review and approval.  Notwithstanding anything to the contrary herein, Buyer shall have no obligation to consider for purchase any proposed Transaction that has an aggregate Repurchase Price (excluding the Price Differential with respect to the Purchased Loans as of the date of determination) that when combined with all Purchased Loans which have not been repurchased by Seller hereunder exceeds the Facility Amount.  Buyer shall have the right to review all New Loans proposed to be sold to Buyer in any Transaction and to conduct its own due diligence investigation of such New Loans as Buyer determines is reasonably necessary.  Seller agrees to promptly reimburse Buyer for its Diligence Fees upon request for payment or reimbursement thereof.  Notwithstanding any provision to the contrary herein or any other Transaction Document, Buyer shall be entitled to make a determination, in its sole and absolute discretion, whether a New Loan qualifies as an Eligible Loan and whether to reject any or all of the New Loans proposed to be sold to Buyer by Seller.  Buyer shall have no obligation to consider for purchase any New Loans proposed by Seller after the original Facility Termination Date or during the Facility Extension Period (if applicable).

(b)  Upon Buyer’s receipt of a complete Preliminary Due Diligence Package with respect to a proposed Transaction, Buyer shall have the right within two (2) Business Days, to request in a Supplemental Due Diligence List such additional Diligence Materials and deliveries that Buyer deems necessary to properly evaluate the New Loans.  Upon Buyer’s receipt of such additional Diligence Materials or Buyer’s waiver thereof, Buyer shall within five (5) Business Days either (i) notify Seller of Buyer’s intent to proceed with the Transaction and of its determination with respect to the Purchase Price and the Market Value for the related New Loans (such notice, a “Preliminary Approval”) or (ii) deny, in Buyer’s sole and absolute discretion, Seller’s request for the applicable Transaction.  Buyer’s failure to respond to Seller within five (5) Business Days, as applicable, shall be deemed to be a denial of Seller’s request to enter into the proposed Transaction, unless Buyer and Seller have agreed otherwise in writing.

(c)  Upon Seller’s receipt of Buyer’s Preliminary Approval with respect to a Transaction, Seller shall, if Seller desires to enter into such Transaction with respect to the related New Loans upon the terms set forth by Buyer in its Preliminary Approval, deliver the documents set forth below in this Section 3(c) with respect to each New Loan and related Eligible Property or Properties (to the extent not already delivered in the Preliminary Due Diligence Package or pursuant to a Supplemental Due Diligence List) as a condition precedent to Buyer’s Final Approval and issuance of a Confirmation (as defined below), all in a manner reasonably satisfactory to Buyer and pursuant to documentation reasonably satisfactory to Buyer:

(i)   Delivery of Purchased Loan Documents.  Seller shall deliver to Buyer: (x) with respect to any New Loan that is a Pre-Existing Loan, copies of the Purchased Loan Documents, except for such Purchased Loan Documents that Seller expressly and specifically disclosed in Seller’s Preliminary Due Diligence Package were not in Seller’s possession; and (y) with respect to any New Loan that is an Originated Loan, drafts of the Purchased Loan Documents.

(ii)   Environmental and Engineering.  Buyer shall have received a “Phase 1” (and, if necessary, “Phase 2”) environmental report, an asbestos survey, if applicable, and an engineering report, each in form reasonably satisfactory to Buyer, by an engineer and an environmental consultant, approved by Buyer in its reasonable discretion.

(iii)   Appraisal.  If obtained by Seller, Buyer shall have received either an Appraisal (from the closing of the financing of the related Eligible Property or Properties) or a Draft Appraisal of the related Eligible Property or Properties.  If Buyer receives only a Draft Appraisal prior to entering into a Transaction, Seller shall use its best efforts to deliver an Appraisal on or before thirty (30) days after the Purchase Date.

(iv)   Insurance.  Buyer shall have received certificates or other evidence of insurance detailing insurance coverage in respect of the related Eligible Property or Properties of types (including but not limited to casualty, general liability and terrorism insurance coverage (consistent with market standard requirements)), in amounts, with insurers and otherwise in compliance with the terms, provisions and conditions set forth in the Purchased Loan Documents and otherwise reasonably satisfactory to Buyer.  Such certificates or other evidence shall indicate that Seller (or as to a New Loan that is a participation interest, the lead lender on the related whole loan in which Seller is a participant) will be named as an additional insured as its interest may appear and shall contain a loss payee endorsement in favor of such additional insured with respect to the policies required to be maintained under the Purchased Loan Documents.

(v)    Survey.  Buyer shall have received all surveys of the related Eligible Property or Properties that are in Seller’s possession.

(vi)   Lien Search Reports.  Buyer or Buyer’s counsel shall have received, as reasonably requested by Buyer, satisfactory reports of UCC, tax lien, judgment and litigation searches and any existing Title Policies relating to the New Loan, Eligible Property or Properties, Seller and related underlying obligor, such searches to be conducted in each location Buyer shall reasonably designate; provided that such materials were a part of the closing file for the financing of such Eligible Property or Properties.

(vii)   Opinions of Counsel.  Buyer shall have received copies of all legal opinions with respect to the New Loan which shall be in form and substance reasonably satisfactory to Buyer.

(viii)   Title Policy.

(a)   With respect to any New Loan that is a Mortgage Loan, Seller shall have delivered to Buyer (1) an unconditional commitment to issue a Title Policy or Policies in favor of Seller and Seller’s successors and/or assigns with respect to Seller’s interest in the related real property with an amount of insurance that shall be not less than the related Repurchase Price or such other amount as Buyer shall require in its reasonable discretion or (2) an endorsement or confirmatory letter from the existing title company to an existing Title Policy (in an amount not less than the related Repurchase Price or such other amount as Buyer shall require in its reasonable discretion) in favor of Seller and Seller’s successors and/or assigns that adds such parties as an additional insured.

(b)   With respect to any New Loan that is a First Mortgage B-Note, Seller shall have delivered to Buyer a copy of an unconditional commitment to issue a Title Policy or endorse an existing Title Policy in favor of the lead lender to whom the related obligor issued the related Mortgage Note, in an amount not less than the amount of such Mortgage Note and, if the First Mortgage B-Note is evidenced by a separate promissory note rather than a participation certificate, in an amount not less than the amount of all Mortgage Notes secured by the Mortgage that secures the related promissory notes.

(c)   With respect to a Mezzanine Loan, (i) Seller shall have delivered to Buyer such evidence as Buyer on a case-by-case basis, in its sole discretion, shall require of the ownership of the real property underlying the New Loan including, without limitation, a copy of a Title Policy, issued by a title insurer and with such endorsements (including, without limitation, a “Mezzanine Lender’s Endorsement”, if obtained by Seller), in each case acceptable to Buyer in its sole discretion, showing that title is vested in the related obligor or in an entity in whom such obligor holds an equity interest and (ii) if obtained by Seller, Seller shall have delivered to Buyer an Eagle 9 UCC Title Policy which policy shall (x) provide an amount of insurance that shall be not less than the related Repurchase Price or such other amount as Buyer shall require in its sole discretion, (y) shall insure Seller’s security interest in the equity interests pledged and (z) be assignable by its terms with a transfer of the Mezzanine Loan, as applicable.

(ix)   Additional Real Estate Matters.  To the extent obtained by Seller, Seller shall have delivered to Buyer such other real estate related certificates and documentation as may have been requested by Buyer, such as: (y) certificates of occupancy issued by the appropriate Governmental Authority and either letters certifying that the related Eligible Property or Properties is in compliance with all applicable zoning laws issued by the appropriate Governmental Authority or evidence that the related Title Policy includes a zoning endorsement and (z) abstracts of all leases in effect at the Mortgaged Property delivered in connection with the New Loan.

(x)   First Mortgage B Notes.  In the case of a First Mortgage B Note, in addition to the delivery of the items in clauses (vi), (vii) and (viii), Buyer shall have received all documentation specified in clauses (i) through (v) and (ix) as if the underlying Mortgage Loan were the direct collateral to the extent Seller possesses such documentation or has access to such documentation because it was provided to the related lead lender and made available to Seller and, to the extent applicable, all documents evidencing a participation interest, including, but not limited to, an original participation certificate, if applicable, and the related participation agreement and/or the related intercreditor agreement.

(xi)   Other Documents.  Buyer shall have received such other documents as Buyer or its counsel shall reasonably deem necessary.

Within five (5) Business Days of Seller’s delivery of the documents and materials contemplated in clauses (i) through (xi) above, Buyer shall either (A) if the Purchased Loan Documents with respect to the New Loan are not reasonably satisfactory in form and substance to Buyer, notify Seller that Buyer has not approved the New Loan or (B) notify Seller that Buyer agrees to purchase the New Loan, subject to satisfaction (or waiver by Buyer) of the Transaction Conditions Precedent (a “Final Approval”) set forth in Section 3(e), below.  Buyer’s failure to respond to Seller within five (5) Business Days shall be deemed to be a denial of Seller’s request that Buyer purchase the New Loan, unless Buyer and Seller have agreed otherwise in writing.

(d)   Buyer shall promptly deliver to Seller a written confirmation of any Final Approval in the form of Exhibit I attached hereto of each proposed Transaction (a “Confirmation”); provided, that unless otherwise agreed by Seller, Buyer shall deliver a separate Confirmation with respect to each New Loan which will be the subject of a Transaction.  Each Confirmation shall be deemed incorporated herein by reference with the same effect as if set forth herein at length.  With respect to any Transaction, the Pricing Rate shall be determined initially on the Pricing Rate Determination Date applicable to the first Pricing Rate Period for such Transaction, and shall be reset on each Reset Date for the next succeeding Pricing Rate Period for such Transaction.  Buyer or its agent shall determine in accordance with the terms of the Agreement the Pricing Rate on each Pricing Rate Determination Date for the related Pricing Rate Period and notify Seller of such rate for such period on the Reset Date.

(e)   Provided each of the Transaction Conditions Precedent set forth in this Section 3(e) shall have been satisfied (or waived by Buyer), and subject to Seller’s rights under Section 3(f), Buyer shall transfer the Purchase Price to Seller with respect to each New Loan for which it has issued a Confirmation on the Purchase Date specified in such Confirmation (provided Seller has not objected to such Confirmation within the time frame permitted under Section 3(f)), and the related Purchased Loan shall be concurrently transferred by Seller to Buyer or its nominee.  For purposes of this Section 3(e), the “Transaction Conditions Precedent” shall be satisfied with respect to any proposed Transaction if:

(1)   No (A) monetary or material non-monetary Default or (B) Event of Default under the Agreement shall have occurred and be continuing as of the Purchase Date for such proposed Transaction;

(2)   Guarantor shall have delivered a true and accurate Financial Covenant Compliance Certificate in a timely manner with respect to the most recently ended fiscal quarter;

(3)   Seller shall have delivered to the Buyer an Officer’s Certificate of the Seller certifying that (A) the representations and warranties made by Seller in any of the Transaction Documents are true and correct in all material respects as of the Purchase Date for such Transaction and unless waived by Buyer (except such representations which by their terms speak as of a specified date).  If requested by Buyer, Seller shall also deliver an Officer’s Certificate covering such matters as Buyer may request with respect to matters relating to the Agreement or the other Transaction Documents;

(4)   Buyer shall have (A) determined, in accordance with the applicable provisions of Section 3(a) of this Annex I that the New Loan proposed to be sold to Buyer by Seller in such Transaction is an Eligible Loan and (B) obtained internal credit approval for the inclusion of such New Loan as a Purchased Loan in a Transaction;

(5)   The applicable Purchased Loan File described in Section 7(b) shall have been delivered to Custodian or Bailee and Buyer shall have received a Trust Receipt from Custodian or Bailee with respect to such Purchased Loan File;

(6)   Seller shall have delivered to each Mortgagor or obligor or related servicer or lead lender under any Purchased Loan a direction letter in accordance with Section 5(a) of this Annex I unless such Mortgagor or obligor or related servicer or lead lender is already remitting payments to the Servicer whereupon Seller shall direct the Servicer to remit all such amounts into the Blocked Account in accordance with Section 5(a) of this Annex I and to service such payments in accordance with the Servicing Agreement and the provisions of this Annex I;

(7)   Seller shall have paid to Buyer (i) any fees then due and payable under the Fee Letter and (ii) any unpaid Diligence Fees and Transaction Costs in respect of such Purchased Loan (which amounts, at Seller’s option, may be held back from funds remitted to Seller by Buyer on the Purchase Date);

(8)   No Purchased Loan shall be a Delinquent Loan or a Defaulted Loan;

(9)   Buyer shall have received fully executed originals of all Transfer Documents in form and substance reasonably satisfactory to Buyer, covering the enforceability, authority, execution, delivery and perfection of the assignment of the Purchased Loan and all Transfer Documents, and such other matters as Buyer may reasonably require;

(10)   Buyer shall have determined that after giving effect to the proposed Transaction, (i) the Repurchase Price (exclusive of accrued and unpaid Price Differential) of no single Purchased Loan exceeds 25% of the Aggregate Repurchase Price and (ii) the aggregate Repurchase Price (exclusive of accrued and unpaid Pricing Differential) of Purchased Loans secured directly or indirectly by Eligible Properties which are hotels, lodging or hospitality properties does not exceed 35% of the Aggregate Repurchase Price;

(11)   No event shall have occurred or circumstance shall exist which has a Material Adverse Effect;

(12)   There shall not have occurred (i) a material adverse change in the financial condition of the Buyer which affects (or can reasonably be expected to affect) materially and adversely the ability of the Buyer to fund its obligations under this Agreement; (ii) a material change in financial markets, an outbreak or escalation of hostilities or a material change in national or international political, financial or economic conditions; (iii) a general suspension of trading on major stock exchanges or suspension of trading in Guarantor’s stock; or (iv) a disruption in or moratorium on commercial banking activities or securities settlement services.

(f)   (i) Each Confirmation, together with the Agreement, shall be conclusive evidence of the terms of the Transaction covered thereby unless objected to in writing by Seller no more than two (2) Business Days after the date such Confirmation is received by Seller.  An objection sent by Seller with respect to any Confirmation must state specifically that the writing is an objection, must specify the provision(s) of such Confirmation being objected to by Seller, must set forth such provision(s) in the manner that Seller believes such provisions should be stated, and must be received by Buyer no more than two (2) Business Days after such Confirmation is received by Seller.  Buyer, in its sole discretion, may issue another Confirmation addressing Seller’s objections or may elect not to proceed with the proposed Transaction.

(ii)   With respect to any Transaction involving an Eligible Loan that is a Future Advance Loan, the Seller shall indicate in the related Preliminary Due Diligence Package that such Eligible Loan is a Future Advance Loan and shall provide Buyer with the information required to complete the Confirmation regarding such Future Advance Loan, as well as, as the then current total of the remaining unfunded principal amount of all Purchased Loans that constitute Future Advance Loans.  On the purchase date of a Future Advance Loan, (i) the amounts designated as the “Remaining Future Advance Amount” on the related Confirmation shall be allocated to reduce the available amount of the Future Advance Facility Amount and (ii) the amounts designated as the “Initial Advance Amount” and the “Funded Future Advance Amount” shall be allocated to reduce the available amount of the Facility Amount.  Amounts allocated to the Future Advance Facility Amount and subsequently allocated to the Facility Amount in accordance with clause (ii) shall thereafter, be available to the extent set forth herein, for subsequent Future Advance Loans.  In no event shall the aggregate unfunded portion of all Future Advance Loans that are Purchased Loans exceed the Future Advance Facility Amount.

(g)   Seller shall be entitled to terminate a Transaction on demand, and repurchase the related Purchased Loan on any Business Day prior to the Repurchase Date (an “Early Repurchase Date”); provided, however, that:

(i)   No Event of Default shall be continuing or would occur or result from such early repurchase,

(ii)   Seller notifies Buyer in writing of its intent to terminate such Transaction and repurchase the related Purchased Loan no later than five (5) Business Days prior to the Early Repurchase Date,  and

(iii)   Seller shall pay to Buyer on the Early Repurchase Date, an amount equal to the sum of the Repurchase Price for such Transaction, all Costs and any other amounts payable by Seller and outstanding under the Agreement (including, without limitation, Section 3(m) of this

Annex I) with respect to such Transaction against transfer to Seller or its agent of the related Purchased Loan.

(h)   On the Repurchase Date (or the Early Repurchase Date, as applicable), termination of the applicable Transactions will be effected by transfer to Seller or, if requested by Seller, its designee of the related Purchased Loans, and any Income in respect thereof received by Buyer (and not previously credited or transferred to, or applied to the obligations of, Seller pursuant to Section 4 or Section 5) against the simultaneous transfer of the Repurchase Price, all Costs and any other amounts payable and outstanding under the Agreement (including without limitation, Sections 3(m), 3(n) and 3(o) of this Annex I, if any) to an account of Buyer.

(i)   So long as no Default or Event of Default has occurred and is then continuing, the Repurchase Price with respect to one or more Purchased Loans may be paid in part at any time upon two (2) Business Days prior written notice; provided, however, that any such payment shall be accompanied by an amount representing accrued Price Differential with respect to such Purchased Loan(s) on the amount of such payment and all other amounts then due under the Transaction Documents.  Each partial payment of the Repurchase Price that is voluntary (as opposed to mandatory under the terms of the Agreement) shall be in an amount of not less than One Hundred Thousand Dollars ($100,000).

(j)   In lieu of repaying the Repurchase Price, in whole or in part, with respect to the Transactions when and as otherwise required or permitted by the Agreement, Seller may elect to deposit any such amount (the “Early Repurchase Deposit”) with Buyer (the date of such deposit, the “Early Repurchase Deposit Funding Date”) until such date as the application of the Early Repurchase Deposit towards the Repurchase Price would not cause Buyer to incur the costs described in Section 3(m) hereof (the “Early Repurchase Deposit Application Date”).  The Early Repurchase Deposit shall be held in an interest-bearing account controlled by Buyer and, at Buyer’s option, shall be accompanied by a payment (as estimated by Buyer) equal to the difference between the interest earned on the Early Repurchase Deposit and the Price Differential that will accrue on a portion of the relevant Transaction equal to the Early Repurchase Deposit during the period from the Early Repurchase Deposit Funding Date to the Early Repurchase Deposit Application Date.

(k)   If prior to the first day of any Pricing Rate Period with respect to any Transaction, Buyer shall have reasonably determined (which determination shall be conclusive and binding upon Seller absent manifest error) that, by reason of circumstances affecting the relevant market, adequate and reasonable means do not exist for ascertaining the LIBOR Rate for such Pricing Rate Period.  If such notice is given, the Pricing Rate with respect to such Transaction for such Pricing Rate Period, and for any subsequent Pricing Rate Periods until such notice has been withdrawn by Buyer, shall be a per annum rate equal to the sum of (i) the Federal Funds Rate, (ii) 0.25% and (iii) the Applicable Spread (the “Alternative Rate”).

(l)   Notwithstanding any other provision herein, if after the date of the Agreement, the adoption of or any change in any Requirement of Law or in the interpretation or application thereof shall make it unlawful for Buyer to effect LIBOR Transactions as contemplated by the Transaction Documents, (a) the commitment of Buyer hereunder to enter into new LIBOR Transactions and to continue LIBOR Transactions as such shall forthwith be canceled, and (b) the LIBOR Transactions then outstanding shall be converted automatically to Alternative Rate Transactions on the last day of the then current Pricing Rate Period or within such earlier period as may be required by law.  If any such conversion of a LIBOR Transaction occurs on a day that is not the last day of the then current Pricing Rate Period with respect to such LIBOR Transaction, Seller shall pay to Buyer such amounts, if any, as may be required pursuant to Section 3(n).

(m)   Upon demand by Buyer, Seller shall indemnify Buyer and hold Buyer harmless from any net loss or expense (not to include any lost profit or opportunity) (including, without limitation, reasonable attorneys’ fees and disbursements) which Buyer actually sustains or incurs as a consequence of (i) default by Seller in terminating any Transaction after Seller has given a notice in accordance with Section 3(g) of a termination of a Transaction, (ii) any payment of all or any portion of the Repurchase Price, as the case may be, on any day other than a Remittance Date (including, without limitation, any such loss or expense arising from the reemployment of funds obtained by Buyer to maintain Transactions hereunder or from fees payable to terminate the deposits from which such funds were obtained, provided Seller shall not be obligated to reimburse Buyer for the incremental cost of reemploying funds or terminating deposits which arise solely as a result of Buyer depositing funds or employing funds at a rate calculated other than by reference to LIBOR (as defined herein)) or (iii) default by Seller in selling Eligible Loans after Seller has notified Buyer of a proposed Transaction and Buyer has agreed to purchase such Eligible Loans in accordance with the provisions of the Agreement.  A certificate as to such costs, losses, damages and expenses, setting forth the calculations therefor shall be submitted promptly by Buyer to Seller and shall be conclusive and binding on Seller in the absence of manifest error.

(n)   If (A) the Transactions are characterized by a U.S. Federal, state or local taxing authority in a manner other than as described in Section 23 of this Annex I, or (B) after the date of the Agreement, the adoption of or any change in any Requirement of Law or in the interpretation or application thereof by any Governmental Authority or compliance by Buyer with any request or directive (whether or not having the force of law) from any central bank or other Governmental Authority having jurisdiction over Buyer made subsequent to the date hereof:

(i)   shall subject Buyer to any tax of any kind whatsoever with respect to the Transaction Documents, any Purchased Loan or any Transaction, or change the basis of taxation of payments to Buyer in respect thereof (except for changes in the rate of tax on Buyer’s overall net income);

(ii)   shall impose, modify or hold applicable any reserve, special deposit, compulsory loan or similar requirement against assets held by, deposits or other liabilities in or for the account of, advances, loans or other extensions of credit by, or any other acquisition of funds by, any office of Buyer which is not otherwise included in the determination of the LIBOR Rate hereunder; or

(iii)   shall impose on Buyer any other condition due to the Agreement or the Transactions;

and the result of any of the foregoing is to increase the cost to Buyer of entering into, continuing or maintaining Transactions or to reduce any amount receivable under the Transaction Documents in respect thereof; then, in any such case, Seller shall pay Buyer, within ten (10) Business Days after written demand therefor is received by Seller, any additional amounts necessary to compensate Buyer for such increased cost payable or reduced amount receivable.  If Buyer becomes aware that it is entitled to claim any additional amounts pursuant to this Section 3(o), it shall notify Seller in writing of the event by reason of which it has become so entitled within a reasonable period after Buyer becomes aware thereof.  A certificate as to the calculation of any additional amounts payable pursuant to this subsection shall be submitted by Buyer to Seller and shall be conclusive and binding upon Seller in the absence of manifest error.  This covenant shall survive the termination of the Agreement and the repurchase by Seller of any or all of the Purchased Loans.

(o)   If Buyer shall have reasonably determined that the adoption of or any change in any Requirement of Law regarding capital adequacy or in the interpretation or application thereof or compliance by Buyer or any corporation controlling Buyer with any request or directive regarding capital adequacy (whether or not having the force of law) from any Governmental Authority made subsequent to the date hereof does have the effect of reducing the rate of return on Buyer’s or such corporation’s capital as a consequence of its obligations hereunder to a level below that which Buyer or such corporation could have achieved but for such adoption, change or compliance (taking into consideration Buyer’s or such corporation’s policies with respect to capital adequacy) by an amount deemed by Buyer to be material, then from time to time, within five (5) Business Days after submission by Buyer to Seller of a written request therefor, Seller shall pay to Buyer such additional amount or amounts as will compensate Buyer for such reduction.  A certificate as to the calculation of any additional amounts payable pursuant to this subsection shall be submitted by Buyer to Seller and shall be conclusive and binding upon Seller in the absence of manifest error.  This covenant shall survive the termination of the Agreement and the repurchase by Seller of any or all of the Purchased Loans.

(p)   If any of the events described in Section 3(k), Section 3(l), Section 3(n) or Section 3(o) result in Buyer’s election to use the Alternative Rate or Buyer’s request for additional amounts, then Seller shall have the option to notify Buyer in writing of its intent to terminate the Transactions and repurchase the Purchased Loans no later than one (1) Business Day after notice is given to Buyer in accordance with Section 3(g).  The election by Seller to terminate the Transactions in accordance with this Section 3(p) shall not relieve Seller for liability with respect to any additional amounts or increased costs actually incurred by Buyer prior to the actual repurchase of the Purchased Loans.

(q)   The facility under the Agreement shall terminate on September 13, 2009, unless extended as provided herein. Provided that (i) no Event of Default has occurred and is continuing and (ii) Seller shall have paid to Buyer the applicable fees in accordance with the Fee Letter, Seller may elect by written notice not later than 45 days prior to such Facility Termination Date to extend the Facility Termination Date for a period ending on the Remittance Date that is six months after the initial Facility Termination Date (such period, the “Facility Extension Period”).  During the Facility Extension Period, the Applicable Spread with respect to each Transaction shall be increased as set forth in Schedule 1.  On each Remittance Date during the Facility Extension Period, Seller shall be obligated to pay the Extended Repurchase Monthly Amount, in addition to payments in respect of the accrued Price Differential and any other amounts due and payable under this Agreement, which shall be applied to reduce the Repurchase Price of each Purchased Loan pro rata.

(r)   From and after the Facility Termination Date (including during the Facility Extension Period, if applicable), Buyer shall have no further obligation to purchase any New Loans.  On the Facility Termination Date, Seller shall be obligated to repurchase all of the Purchased Loans and transfer payment of the aggregate Repurchase Price for each such Purchased Loan, together with the accrued and unpaid Price Differential and all Costs and other amounts due and payable to Buyer hereunder.  Following the Facility Termination Date, Buyer shall not be obligated to transfer any Purchased Loans to Seller until payment in full to Buyer of all amounts due hereunder; provided, however, upon Seller’s request, Buyer shall transfer to Seller the Purchased Loans with respect to which Buyer shall have received the full Repurchase Price and such other amounts payable to Buyer in respect of such Purchased Loans in accordance with the requirements of this Annex I, provided an Event of Default is not then continuing and the transfer of such Purchased Loans would not result in a Margin Deficit.

(s)    Upon written request by the Seller, all or a portion of the Future Advance Facility Amount may be converted and added to the Facility Amount, such that the Future Advance Facility Amount after such conversion shall be reduced to zero or to such lesser unconverted amount.

4.                                      MANDATORY PAYMENT OR DELIVERY OF ADDITIONAL ASSETS

Paragraphs 4 (a) through (f) of the Agreement (“Margin Maintenance”) shall be deleted in their entirety and replaced with the following provisions of this Section 4:

(a)           Buyer may determine and re-determine the Asset Base on any Business Day and on as many Business Days as it may elect.  If at any such time the aggregate Repurchase Price of the Portfolio Loans is greater than the aggregate Asset Base as determined by Buyer in its sole discretion and notified to Seller on any Business Day (a “Margin Deficit”), then Seller shall, no later than one (1) Business Day after receipt of such notice, either deliver to Buyer (A) cash (which shall be applied to reduce the Repurchase Price of each Purchased Loan to be determined by Seller) or (B) additional assets acceptable to Buyer in its sole and absolute discretion in such amounts that after giving effect to such delivery of cash or other assets, the aggregate Repurchase Price of the Portfolio Loans does not exceed the Asset Base as re-determined by Buyer after giving effect to the delivery of cash (or other assets) by Seller to Buyer pursuant to this Section 4.

(b)           If at any time the aggregate Repurchase Price of the Portfolio Loans is less than the aggregate Asset Base as determined by Buyer in its sole discretion and notified to Seller on any Business Day Seller requests such notification (a “Margin Excess”), then Seller may, upon providing written notice to Buyer by 3 p.m. on the Business Day prior to the date funds are requested, request that Buyer advance additional funds (not to exceed such Margin Excess) (a “Margin Excess Advance”) to Seller in respect of the Purchased Loans.  On the date set forth in such request, Buyer shall transfer cash to Seller in the amount of such Margin Excess Advance.  Each Margin Excess Advance by Buyer to Seller shall increase the Repurchase Price of one or more Purchased Loans (such aggregate increase not to exceed such Margin Excess Advance) as Buyer shall determine in its sole discretion.

5.                                      INCOME PAYMENTS AND PRINCIPAL PAYMENTS

Paragraph 5 of the Agreement (“Income Payments”) is hereby deleted and replaced in its entirety by the following provisions of this Section 5:

(a)           On or before the date hereof, Seller and Buyer shall establish and maintain with the Depository Bank a deposit account owned by, in the name of and under the sole control of Buyer with respect to which the Blocked Account Agreement shall have been executed (such account, together with any replacement or successor thereof, the “Blocked Account”).  Seller shall cause all Income with respect to the Purchased Loans or other assets (if cash) delivered under Section 4 to be deposited in the Blocked Account no later than the next Business Day following its collection and receipt thereof.  Simultaneously with the transfer of any Purchased Loan under Section 3, Seller shall deliver to each Mortgagor or obligor (or the related collection account bank, as applicable), or the related lead lender or servicer under a Purchased Loan an irrevocable direction letter in form and substance satisfactory to Buyer instructing such Person to remit to the Blocked Account all amounts payable to Seller under the related Purchased Loan (unless such Mortgagor or obligor or related servicer or lender is already remitting payments to the Servicer, whereupon Seller shall direct Servicer to remit all such amounts into the Blocked Account and service such payments in accordance with the Servicing Agreement and the provisions hereof) and shall provide to Buyer written proof of such delivery.  If a Mortgagor or obligor (or the related collection account bank) or the related lead lender or servicer under a Purchased Loan forwards any Income with respect to such Purchased Loan to Seller rather than directly to the Blocked Account, Seller shall (i) deliver an additional irrevocable direction letter to the applicable Person and cause such Person to forward such amounts directly to the Blocked Account and (ii) hold such amounts in trust for Buyer and immediately deposit in the Blocked Account any such amounts.  All Income in respect of the Portfolio Loans, which may include payments in respect of associated Hedging Transactions, shall be deposited directly into, or, if applicable, remitted directly from the applicable underlying collection account to, the Blocked Account.

(b)           So long as no Event of Default shall have occurred and be continuing, all Income on deposit in the Blocked Account in respect of the Portfolio Loans and the associated Hedging Transactions during each Collection Period shall be applied by the Buyer on the related Remittance Date as follows:

(i)            first, to Buyer an amount equal to the Price Differential which has accrued and is outstanding in respect of the Transactions as of such Business Day;

(ii)           second, to Buyer an amount equal to all Costs and other amounts payable by Seller and outstanding hereunder and under the other Transaction Documents (other than the Repurchase Price);

(iii)          third, if a Principal Payment in respect of any Purchased Loan has been made during such Collection Period, to Buyer in respect of the Repurchase Price an amount equal to the greater of (i) the product of the amount of such Principal Payment multiplied by the Purchase Percentage and (ii) such greater amount, such that after giving effect to such payment of the applicable Repurchase Price, the aggregate Repurchase Price of the Portfolio Loans is less than or equal to the Asset Base, as determined by Buyer after giving effect to such payment;

(iv)          fourth, during the Facility Extension Period, to Buyer the Extended Repurchase Monthly Amount;

(v)           fifth, during the Facility Extension Period, to Buyer in respect of the Aggregate Repurchase Price until the Aggregate Repurchase Price for all of the Purchased Loans has been reduced to zero; and

(vi)          sixth, to remit to Seller the remainder, if any.

If on any Remittance Date, the amounts deposited in the Blocked Account shall be insufficient to make the payments required under clauses (i) through (iv) of this Section 5(b), the same shall constitute an Event of Default hereunder.

(c)           If an Event of Default shall have occurred and be continuing, all Income on deposit in the Blocked Account in respect of the Purchased Loans and the associated Hedging Transactions shall be applied on the Business Day next following the Business Day on which such funds are deposited in the Blocked Account as follows:

(i)            first, to Buyer, an amount equal to the Price Differential which has accrued and is outstanding in respect of the Transactions as of such Business Day;

(ii)           second, to Buyer, all Costs and all other amounts payable by Seller and outstanding hereunder and under the other Transaction Documents (other than the Repurchase Price);

(iii)          third, to Buyer, an amount equal to the aggregate Repurchase Price of the Purchased Loans, until the Aggregate Repurchase Price for all of the Purchased Loans has been reduced to zero; and

(iv)          fourth, to Seller, the remainder.

(d)           If at any time during the term of any Transaction any Income is distributed to Seller or Seller has otherwise received such Income and has made a payment in respect of such Income to Buyer pursuant to this Section 5, and for any reason such amount is required to be returned by Buyer to an obligor under such Purchased Loan (either before or after the Repurchase Date), Buyer may provide Seller with notice of such required return, and Seller shall pay the amount of such required return to Buyer by 11:00 a.m., New York time, on the Business Day following Seller’s receipt of such notice.

(e)           Subject to the other provisions hereof, Seller shall be responsible for all Costs in respect of any Purchased Loans to the extent it would be so obligated if the Purchased Loans had not been sold to Buyer.  Buyer shall provide Seller with notice of any Costs promptly upon receiving such notice, and Seller shall pay the amount of any Costs to Buyer by 11:00 a.m., New York time, on the later of (i) five (5) Business Days after Buyer has informed Seller that such amount is due under the Purchased Loan Documents and (ii) three (3) Business Days following Seller’s receipt of such notice.

6.                                      CAUTIONARY SECURITY INTEREST

Paragraph 6 of the Agreement (“Security Interest”) is hereby deleted and replaced in its entirety by the following provisions of this Section 6:

(a)           Buyer and Seller intend that all Transactions hereunder be sales to Buyer of the Purchased Loans for all purposes (other than for U.S. Federal, state and local income or franchise tax purposes) and not loans from Buyer to Seller secured by the Purchased Loans.  However, in the event any Transaction is deemed to be a loan, Seller shall be deemed to have pledged to Buyer as security for the performance by Seller of its obligations under such Transaction and shall be deemed to have granted to Buyer a security interest in (i) the Blocked Account, (ii) all of the Purchased Loans, (iii) all “general intangibles,” “accounts” and “chattel paper” as defined in the UCC relating to or constituting any and all of the foregoing, (iv) all Income from the Purchased Loans and (v) all replacements, substitutions or distributions on or proceeds, payments and profits of, and records and files relating to, any and all of the foregoing (excluding any Margin Excess Advances).

(b)           To the extent Buyer is deemed to have a security interest with respect to the Purchased Loans as provided in Section 6(a) hereof, and with respect to the security interests granted in subsection (c) of this Section 6, Buyer shall have all of the rights and may exercise all of the remedies of a secured creditor under the UCC and any other applicable law.  In furtherance of the foregoing, (i) Seller, at its sole cost and expense, shall cause to be filed as a protective filing with respect to the Purchased Loans and as a UCC filing with respect to the security interests granted in subsection (c)) of this Section 6 one or more UCC financing statements in form satisfactory to Buyer (to be filed in the filing office indicated therein), in such locations as may be necessary to perfect and maintain perfection and priority of the outright transfer and the security interest granted hereby (including under Section 22 of this Annex I) and, in each case, continuation statements and any amendments thereto (collectively, the “Filings”), and shall forward copies of such Filings to Buyer upon completion thereof, and (ii) Seller shall from time to time, at its own expense, deliver and cause to be duly filed all such further filings, instruments and documents and take all such further actions as may be necessary or desirable or as may be requested by Buyer with respect to the perfection and priority of the outright transfer of the Purchased Loans and the security interest deemed granted hereunder and in the Purchased Loans and the rights and remedies of the Buyer with respect to the Purchased Loans (including under Section 22 of this Annex I) (including the payments of any fees and taxes required in connection with the execution and delivery of the Agreement).

(c)           Seller hereby pledges to Buyer, as security for the performance by Seller of its obligations under all Transactions, all Hedging Transactions relating to Purchased Loans entered into by Seller and all proceeds thereof.  Seller shall take all action as is necessary or desirable to obtain consent to assignment of any such Hedging Transaction to Buyer and shall cause the counterparty under each such Hedging Transaction to enter into such document or instrument satisfactory to Buyer, Seller and such counterparty, pursuant to which such counterparty will covenant and agree to accept notice from Buyer to redirect payments under such Hedging Transaction as Buyer may direct.  So long as no Event of Default shall be continuing, Buyer agrees that it will not redirect payments under any Hedging Transaction pledged to Buyer pursuant to the terms of this Section 6(c).

(d)           In connection with the repurchase by Seller of any Purchased Loan in accordance herewith, upon receipt of the Repurchase Price by Buyer, Buyer will deliver to Seller, at Seller’s expense, such documents and instruments as may be reasonably necessary to reconvey such Purchased Loan and any income related thereto to Seller.

7.                                      PAYMENT, TRANSFER AND CUSTODY

Paragraph 7 of the Agreement (“Payment and Transfer”) is hereby deleted and replaced in its entirety by the following provisions of this Section 7:

(a)           Subject to the terms and conditions of the Agreement, on the Purchase Date for each Transaction, ownership of the Purchased Loans and all rights thereunder shall be transferred to Buyer or its designee (including the Custodian) against the simultaneous transfer of the Purchase Price to an account of Seller specified in the Confirmation relating to such Transaction.  On the Purchase Date for the first Transaction, Buyer will provide Seller with a power of attorney, substantially in the form attached as Exhibit IV-2 hereto, in recordable form, allowing Seller to administer, operate and service such Purchased Loans.  Provided no Event of Default beyond any applicable cure period shall have occurred and be continuing, the power of attorney shall be binding upon Buyer and Buyer’s successors and assigns.

(b)           With respect to each Table Funded Purchased Loan, Seller shall cause the Bailee to deliver to the Custodian (with a copy to Buyer) by no later than 1:00 p.m. (New York time), on the Purchase Date, by facsimile the related promissory note (or the participation certificate, as applicable), the Insured Closing Letter and Escrow Instructions, if any, the Bailee Agreement and a Trust Receipt issued by the Bailee thereunder on or before the related Purchase Date.  In connection with the sale of each Purchased Loan, not later than 1:00 p.m., two (2) Business Days prior to the related Purchase Date (or on the related Purchase Date, as may be agreed by Buyer and Seller on a case by case basis) (or with respect to a Table Funded Purchased Loan not later than 1:00 p.m. (New York time) on the third Business Day following the applicable Purchase Date), Seller shall deliver or cause Bailee to deliver (with a copy to Buyer) and release to the Custodian (together with the Custodial Delivery Certificate in the form attached hereto as Exhibit III), and shall cause the Custodian to deliver a Trust Receipt on the Purchase Date (or in the case of a Table Funded Purchased Loan, not later than two (2) Business Days following the receipt by the Custodian) confirming the receipt of the following original documents (collectively, the “Purchased Loan File”), pertaining to each of the Purchased Loans identified in the Custodial Delivery Certificate delivered therewith:

(i)            With respect to each Purchased Loan that is a Mortgage Loan (including a First Mortgage B Note), the following documents, as applicable:

(A)          The original Mortgage Note bearing all intervening endorsements, endorsed “Pay to the order of                 without recourse” and signed in the name of the last endorsee (the “Last Endorsee”) by an authorized Person (in the event that the Purchased Loan was acquired by the Last Endorsee in a merger, the signature must be in the following form:  “[Last Endorsee], successor by merger to [name of predecessor]”; in the event that the Purchased Loan was acquired or originated by the Last Endorsee while doing business under another name, the signature must be in the following form:  “[Last Endorsee], formerly known as [previous name]”) or a lost note affidavit in a form reasonably approved by Buyer, with a copy of the applicable Mortgage Note attached thereto.

(B)           The original or a copy of the loan agreement and the guarantee, if any, executed in connection with the Purchased Loan.

(C)           The original Mortgage with evidence of recording thereon, or a copy thereof together with an officer’s certificate of Seller certifying that such represents a true and correct copy of the original and that such original has been submitted for recordation in the appropriate governmental recording office of the jurisdiction where the Mortgaged Property is located.

(D)          The originals of all assumption, modification, consolidation or extension agreements with evidence of recording thereon, or copies thereof together with an officer’s certificate of Seller certifying that such represent true and correct copies of the originals and that such originals have each been submitted for recordation in the appropriate governmental recording office of the jurisdiction where the Mortgaged Property is located.

(E)           The original Assignment of Mortgage to Buyer for each Purchased Loan, in form and substance acceptable for recording and signed in the name of the Last Endorsee (in the event that the Purchased Loan was acquired by the Last Endorsee in a merger, the signature must be in the following form:  “[Last Endorsee], successor by merger to [name of predecessor]”; in the event that the Purchased Loan was acquired or originated while doing business under another name, the signature must be in the following form: “[Last Endorsee], formerly known as [previous name]”).

(F)           The originals of all intervening assignments of mortgage with evidence of recording thereon, or copies thereof together with an officer’s certificate of Seller certifying that such represent true and correct copies of the originals and that such originals have each been submitted for recordation in the appropriate governmental recording office of the jurisdiction where the Mortgaged Property is located.

(G)           The original Title Policy, or if the original Title Policy has not been issued, the original irrevocable marked commitment to issue the same.

(H)          The original of any security agreement, chattel mortgage or equivalent document executed in connection with the Purchased Loan.

(I)            The original Assignment of Leases, if any, with evidence of recording thereon, or a copy thereof together with an officer’s certificate of Seller, certifying that such copy represents a true and correct copy of the original that has been submitted for recordation in the appropriate governmental recording office of the jurisdiction where the Mortgaged Property is located.

(J)            The originals of all intervening assignments of assignment of leases and rents, if any, or copies thereof, with evidence of recording thereon, or copies thereof together with an officer’s certificate of Seller certifying that such represent true and correct copies of the originals and that such originals have each been submitted for recordation in the appropriate governmental recording office of the jurisdiction where the Mortgaged Property is located.

(K)          A copy of the UCC financing statements, certified as true and correct by Seller, and all necessary UCC continuation statements with evidence of filing thereon or copies thereof certified by Seller to have been sent for filing, and UCC assignments to Buyer, which UCC assignments shall be in form and substance acceptable for filing in the applicable jurisdictions.

(L)           The original environmental indemnity agreement or similar guaranty or indemnity, whether stand-alone or incorporated into the applicable loan documents (if any).

(M)         The original omnibus assignment to Buyer or such other documents necessary and sufficient to transfer to Buyer all of Seller’s right, title and interest in and to the Purchased Loan (if any).

(N)          A disbursement letter from the Mortgagor to the original mortgagee or other evidence that the Purchased Loan has been fully disbursed (if applicable).

(O)          Mortgagor’s certificate or title affidavit (if any).

(P)           A survey of the Mortgaged Property (if any) as accepted by the title company for issuance of the Title Policy.

(Q)          The original of any participation agreement, intercreditor agreement and/or servicing agreement executed in connection with such Purchased Loan.

(R)           A copy of all servicing agreements and Servicing Records related to such Purchased Loan, which Seller shall deliver to Servicer (with a copy to Buyer).

(S)           A copy of the Mortgagor’s opinions of counsel.

(T)           An assignment of any management agreements, permits, contracts and other material agreements (if any).

(U)          Reports of UCC, tax lien, judgment and litigation searches as requested by Buyer, conducted by search firms reasonably acceptable to Buyer with respect to the Purchased Loan, Seller and the related underlying obligor, such searches to be conducted in each location Buyer shall reasonably designate and such reports reasonably satisfactory to Buyer.

(V)           The original or a copy of the intercreditor or loan coordination agreement (if any) executed in connection with the Purchased Loan to the extent the subject borrower, or an affiliate thereof, has encumbered its assets with senior, junior or similar financing, whether mortgage financing or mezzanine loan financing.

(W)         Copies of all documents relating to the formation and organization of the related obligor under such Purchased Loan, together with all consents and resolutions delivered in connection with such obligor’s obtaining such Purchased Loan.

(X)          All other material documents and instruments evidencing, guaranteeing, insuring or otherwise constituting or modifying or otherwise affecting such Purchased Loan, or otherwise executed or delivered in connection with, or otherwise relating to, such Purchased Loan, including all documents establishing or implementing any lockbox pursuant to which Seller is entitled to receive any payments from cash flow of the underlying real property.

(Y)           Evidence that the Purchased Loan has been fully disbursed (if applicable).

If Seller cannot deliver, or cause to be delivered, any of the documents and/or instruments required above to be delivered as originals, Seller shall deliver a photocopy thereof and, unless waived by Buyer, an Officer’s Certificate of Seller certifying that such copy represents a true and correct copy of the original.  Seller shall then, in the event that Seller has a legitimate and reasonable opportunity to obtain the original documents in question if the document in question exists in original form (1) use reasonable efforts to obtain and deliver the original document within 180 days after the related Purchase Date (or such longer period after the related Purchase Date as Buyer may consent to, which consent shall not be unreasonably withheld so long as Seller is, as certified in writing to Buyer no less often than monthly, in good faith attempting to obtain the original) and (2) after the expiration of such reasonable efforts period, deliver to Buyer a certification that states, despite Seller’s reasonable efforts, Seller was unable to obtain such original document.

(ii)           With respect to each Purchased Loan which is a Mezzanine Loan secured by a pledge of the equity ownership interests in an entity that owns Eligible Property, the following, as applicable:

(A)          The original Mezzanine Note signed in connection with the Purchased Loan bearing all intervening endorsements, endorsed “Pay to the order of              without recourse” and signed in the name of the Last Endorsee by an authorized Person (in the event that the Mezzanine Note was acquired by the Last Endorsee in a merger, the signature must be in the following form:  “[Last Endorsee], successor by merger to [name of predecessor]”; in the event that the Purchased Loan was acquired or originated by the Last Endorsee while doing business under another name, the signature must be in the following form:  “[Last Endorsee], formerly known as [previous name]”) or a lost note affidavit in a form reasonably approved by Buyer with a copy of the applicable Mezzanine Note attached thereto.

(B)           The original or a copy of the loan agreement and the guarantee, if any, executed in connection with the Purchased Loan.

(C)           The original or a copy of the intercreditor or loan coordination agreement executed in connection with the Purchased Loan to the extent the subject borrower, or an affiliate thereof, has encumbered its assets with senior, junior or similar financing, whether mortgage financing or mezzanine loan financing.

(D)          The original security agreement executed in connection with the Purchased Loan.

(E)           Copies of all documents relating to the formation and organization of the borrower under such Purchased Loan, together with all consents and resolutions delivered in connection with such borrower’s obtaining the Purchased Loan.

(F)           All other material documents and instruments evidencing, guaranteeing, insuring or otherwise constituting or modifying or otherwise affecting such Purchased Loan, or otherwise executed or delivered in connection with, or otherwise relating to, such Purchased Loan, including all documents establishing or implementing any lockbox pursuant to which Seller is entitled to receive any payments from cash flow of the underlying real property.

(G)           An omnibus assignment to Buyer or other documents necessary and sufficient to transfer to Buyer all of Seller’s right, title and interest in and to the Purchased Loan.

(H)          The original of any participation agreement executed in connection with such Purchased Loan.

(I)            A copy of all servicing agreements and Servicing Records related to such Purchased Loan, which Seller shall deliver to Servicer (with a copy to Buyer).

(J)            A copy of the borrower’s opinions of counsel.

(K)          A copy of the UCC financing statements, certified as true and correct by Seller, and all necessary UCC continuation statements with evidence of filing thereon or copies thereof certified by Seller to have been sent for filing, and UCC assignments to Buyer, which UCC assignments shall be in form and substance acceptable for filing in the applicable jurisdictions.

(L)           The original certificates representing the pledged equity interests to the extent such interests are in certificated form.

(M)         Stock or similar powers relating to each pledged equity interest, executed in blank, if such equity interests are in certificated form.

(N)          Assignment of any management agreements, agreements among equity interest holders or other material contracts.

(O)          If the pledged equity interests are not certificated, evidence (which may be an Officer’s Certificate confirming such circumstances or in the form of an executed instruction to register such pledge by the mezzanine borrower and acknowledgment by the entity in which such pledged equity interests are held) that the pledged equity interests have been transferred to, or otherwise made subject to a first priority security interest in favor of, Seller.

(P)           Copies of all material documents evidencing or securing the related mortgage loan and any other documents affecting the related mortgaged property to the extent in possession of Seller.

(Q)          If the mezzanine borrower is an Affiliate of Seller, a pledge agreement and any UCC financing statements, executed by the owner(s) of all the equity interests of the mezzanine borrower as debtor in favor of Seller as secured party (which pledge agreement and UCC financing statements shall be transferred by Seller to Buyer), covering all equity interests in the mezzanine borrower, if not previously delivered to Buyer, together with any related original certificates of equity ownership and blank assignments thereof, all to give Buyer a security interest in such equity as additional collateral for Seller’s obligations.

(R)           Evidence that the Purchased Loan has been fully disbursed (if applicable).

In connection with the transfer of any Purchased Loan, if Seller cannot deliver, or cause to be delivered, any of the documents and/or instruments referred to above, required to be delivered as originals, Seller shall deliver a photocopy thereof and, unless waived by Buyer, an Officer’s Certificate of Seller certifying that such copy represents a true and correct copy of the original.  Seller shall then, in the event that Seller has a legitimate and reasonable opportunity to obtain the original documents in question if the document in question exists in original form (1) use reasonable efforts to obtain and deliver the original document within 180 days after the related Purchase Date (or such longer period after the related Purchase Date as Buyer may consent to, which consent shall not be unreasonably withheld so long as Seller is, as certified in writing to Buyer no less often than monthly, in good faith attempting to obtain the original) and (2) after the expiration of such reasonable efforts period, deliver to Buyer a certification that states, despite Seller’s reasonable efforts, Seller was unable to obtain such original document.

(c)           From time to time, Seller shall forward to the Custodian additional original documents or additional documents evidencing any assumption, modification, consolidation or extension of a Purchased Loan approved in accordance with the terms of the Agreement, and upon receipt of any such other documents, the Custodian shall hold such other documents on behalf of Buyer and as Buyer shall request from time to time.  With respect to any documents which have been delivered or are being delivered to recording offices for recording and have not been returned to Seller in time to permit their delivery hereunder at the time required, in lieu of delivering such original documents, Seller shall deliver to Buyer a true copy thereof with an officer’s certificate certifying that such copy is a true, correct and complete copy of the original, which has been transmitted for recordation.  Seller shall deliver such original documents to the Custodian promptly when they are received.  With respect to all of the Purchased Loans delivered by Seller to Buyer or its designee (including the Custodian), Seller shall execute an omnibus power of attorney substantially in the form of Exhibit IV-1 attached hereto irrevocably appointing Buyer its attorney-in-fact with full power to (i) complete and record any Assignment of Mortgage, (ii) complete the endorsement of any Mortgage Note or Mezzanine Note and (iii) take such other steps as may be necessary or desirable to enforce Buyer’s rights against any Purchased Loans and the related Purchased Loan Files and the Servicing Records.  Buyer shall deposit the Purchased Loan Files representing the Purchased Loans, or cause the Purchased Loan Files to be deposited directly, with the Custodian to be held by the Custodian on behalf of Buyer.  The Purchased Loan Files shall be maintained in accordance with the Custodial Agreement.  Any Purchased Loan Files not delivered to Buyer or its designee

(including the Custodian) are and shall be held in trust by Seller or its designee for the benefit of Buyer as the owner thereof.  Seller or its designee shall maintain a copy of the Purchased Loan File and the originals of the Purchased Loan File not delivered to Buyer or its designee.  The possession of the Purchased Loan File by Seller or its designee is at the will of Buyer for the sole purpose of servicing the related Purchased Loan, and such retention and possession by Seller or its designee is in a custodial capacity only.  The books and records (including, without limitation, any computer records or tapes) of Seller or its designee shall be marked appropriately to reflect clearly the transfer, subject to the terms and conditions of the Agreement, of the related Purchased Loan to Buyer.  Seller or its designee (including the Custodian) shall release its custody of the Purchased Loan File only in accordance with written instructions from Buyer, unless such release is required as incidental to the servicing of the Purchased Loans or is in connection with a repurchase of any Purchased Loan by Seller or is pursuant to the order of a court of competent jurisdiction.

(d)           In addition to any documents or instruments that are required to be delivered by Seller to Buyer hereunder in connection with the transfer of Purchased Loans by Seller to Buyer, on the date of the Agreement, Buyer shall have received all of the following items and documents either in connection with this Agreement or the Original Agreement, each of which shall be satisfactory to Buyer in form and substance:

(i)            Transaction Documents.

(A)          The Agreement (including this Annex I), duly executed and delivered by Seller and Buyer;

(B)           The Guaranty, duly executed and delivered by the Guarantor;

(C)           The Custodial Agreement, duly executed and delivered by Seller, Buyer and Custodian;

(D)          The Blocked Account Agreement, duly executed and delivered by Seller, Buyer and Depository Bank;

(E)           The Servicing Agreement, duly executed and delivered by Seller, Buyer and Servicer; and

(F)           The Fee Letter, duly executed and delivered by Seller, Buyer and Goldman, Sachs & Co.

(ii)           Organizational Documents. Certified copies of the Seller’s and Guarantor’s organizational documents and resolutions or other documents evidencing the authority of Seller and Guarantor with respect to the execution, delivery and performance of the Transaction Documents to which it is a party and each other document to be delivered by Seller and Guarantor from time to time in connection with the Transaction Documents (and Buyer may conclusively rely on such certifications until it receives notice in writing from Seller to the contrary);

(iii)          Legal Opinion.  Opinions of counsel to the Seller and Guarantor in form and substance satisfactory to Buyer as to (i) authority, enforceability of the Transaction Documents to which it is a party and such other matters as may be requested by Buyer and (ii) nonconsolidation; and

(iv)          Other Documents.  Such other documents as Buyer may reasonably request.

8.                                      CERTAIN RIGHTS OF BUYER WITH RESPECT TO THE PURCHASED LOANS

Paragraph 8 of the Agreement (“Segregation of Purchased Securities”) is hereby deleted and replaced in its entirety by the following provisions of this Section 8:

(a)           Subject to the terms and conditions of the Agreement, title to all Purchased Loans shall pass to Buyer on the applicable Purchase Date, and Buyer shall have free and unrestricted use of its interest in the Purchased Loans in accordance with the terms and conditions of the Purchased Loans.  Nothing in the Agreement or any other Transaction Document shall preclude Buyer from engaging in repurchase transactions with the Purchased Loans with Persons in conformity with the terms and conditions of the Purchased Loans or otherwise selling, transferring, pledging, repledging, hypothecating, or rehypothecating all or a portion of its interest in the Purchased Loans to Persons in conformity with the terms and conditions to the Purchased Loans, but no such transaction shall relieve Buyer of its obligations to transfer the Purchased Loans to Seller pursuant to Section 3 of this Annex I or of Buyer’s obligation to credit or pay Income to, or apply Income to the obligations of, Seller pursuant to Section 5 of this Annex I or otherwise affect the rights, obligations and remedies of any party to the Agreement.

(b)           Subject to the terms and conditions of the Agreement, any documents delivered to the Custodian pursuant to Section 7(b) and 7(c) of this Annex I shall only be released in accordance with the terms and conditions of the Custodial Agreement.

9.                                      RESERVED.

10.                               REPRESENTATIONS

Paragraph 10 of the Agreement (“Representations”) is hereby supplemented by the following:

(a)           Seller represents and warrants to Buyer that as of the Purchase Date for the purchase of any Purchased Loan by Buyer from Seller and any Transaction thereunder and as of the date of the Agreement and at all times while the Agreement and any Transaction thereunder is in full force and effect:

(i)            Organization.  Seller is duly organized, validly existing and in good standing under the laws and regulations of the state of Seller’s organization and is duly licensed, qualified, and in good standing in every state where such licensing or qualification is necessary for the transaction of Seller’s business, except where lack of such licenses or qualifications would not be reasonably likely to result in a Material Adverse Effect.  Seller has the power to own and hold the assets it purports to own and hold, and to carry on its business as now being conducted and proposed to be conducted, and has the power to execute, deliver, and perform its obligations under the Agreement and the other Transaction Documents.

(ii)           Due Execution; Enforceability.  The Transaction Documents have been duly executed and delivered by Seller, for good and valuable consideration.  The Transaction Documents constitute the legal, valid and binding obligations of Seller, enforceable against Seller in accordance with their respective terms subject to bankruptcy, insolvency, and other limitations on creditors’ rights generally and to equitable principles.

(iii)          Non-Contravention; Consents.  Neither the execution and delivery of the Transaction Documents, nor consummation by Seller of the transactions contemplated by the

Transaction Documents (or any of them), nor compliance by Seller with the terms, conditions and provisions of the Transaction Documents (or any of them) will (x) conflict with or result in a breach or violation of any of the terms, conditions or provisions of any judgment or order, writ, injunction, decree or demand of any court applicable to Seller, or (y) result in the creation or imposition of any lien or any other encumbrance upon any of the assets of Seller, other than pursuant to the Transaction Documents.  Seller has all necessary licenses, permits and other consents from Governmental Authorities necessary to acquire, own and sell the Portfolio Loans and for the performance of its obligations under the Transaction Documents except where the failure to have any such license, permit or consent would not be reasonably likely to result in a Material Adverse Effect.

(iv)          Litigation; Requirements of Law.  There is no action, suit, proceeding, investigation, or arbitration pending or, to the best knowledge of Seller, threatened against Seller, or any of its assets which may result in any Material Adverse Effect, or which may have an adverse effect on the validity of the Transaction Documents or any action taken or to be taken in connection with the obligations of Seller under any of the Transaction Documents.  Seller is in compliance in all material respects with all Requirements of Law.  Seller is not in default in any material respect with respect to any judgment, order, writ, injunction, decree, rule or regulation of any arbitrator or Governmental Authority.

(v)           No Broker.  Seller has not dealt with any broker, investment banker, agent or other Person (other than Buyer or an Affiliate of Buyer) who may be entitled to any commission or compensation in connection with the sale of the Purchased Loans pursuant to any Transaction Documents.

(vi)          Good Title to Purchased Loans.  Immediately prior to the purchase of any Purchased Loans by Buyer from Seller, such Purchased Loans are free and clear of any lien, security interest, claim, option, charge, encumbrance or impediment to transfer (including any “adverse claim” as defined in Section 8-102(a)(1) of the UCC but excluding any liens or encumbrances to be released simultaneously with the sale to Buyer hereunder), and are not subject to any rights of setoff, any prior sale, transfer, assignment, or participation by Seller or any agreement by Seller to assign, convey, transfer or participate, in whole or in part, and Seller is the sole legal record and beneficial owner of and owns and has the right to sell and transfer such Purchased Loans to Buyer and, upon transfer of such Purchased Loans to Buyer, Buyer shall be the owner of such Purchased Loans (other than for U.S. Federal, state and local income and franchise tax purposes) free of any adverse claim, subject to Seller’s rights pursuant to the Agreement.  In the event the related Transaction is recharacterized as a secured financing of the Purchased Loans and with respect to the security interests granted in Sections 6(a) and 6(c), the provisions of the Agreement are effective to create in favor of Buyer a valid security interest in all rights, title and interest of Seller in, to and under the Purchased Loans and the collateral specified in Sections 6(a) and 6(c), Buyer shall have a valid, perfected and enforceable first priority security interest in the Purchased Loans and such other collateral, subject to no lien or rights of others other than as granted herein.

(vii)         No Default.  No Default or Event of Default exists under or with respect to the Transaction Documents.

(viii)        Representations and Warranties Regarding Purchased Loans; Delivery of Purchased Loan File.  Seller represents and warrants to Buyer that each Purchased Loan sold hereunder, as of the applicable Purchase Date for the Transaction in question conforms to the applicable representations and warranties set forth in Exhibit V attached hereto, except as have been disclosed to Buyer in writing prior to Buyer’s issuance of a Confirmation with respect to the related Purchased Loan.  It is understood and agreed that the representations and warranties set forth in Exhibit V hereto, if any, shall survive delivery of the respective Purchased Loan File to Buyer or its designee (including the Custodian).  With respect to each Purchased Loan, the Mortgage Note or Mezzanine Note, the Mortgage (if any), the Assignment of Mortgage (if any) and any other documents required to be delivered under the Agreement and the Custodial Agreement for such Purchased Loan have been delivered (or with respect to Table Funded Loans shall be delivered in accordance with Section 7(b)) to Buyer or the Custodian on its behalf or such requirement will have been expressly waived in writing by Buyer.  Seller or its designee is in possession of a complete, true and accurate Purchased Loan File with respect to each Purchased Loan, except for such documents the originals of which have been delivered to the Custodian.

(ix)           Adequate Capitalization; No Fraudulent Transfer.  Seller has, as of such Purchase Date, adequate capital for the normal obligations reasonably foreseeable in a business of its size and character and in light of its contemplated business operations.  Seller is generally able to pay, and as of the date hereof is paying, its debts as they come due.  Seller has not become, or is presently, financially insolvent nor will Seller be made insolvent by virtue of Seller’s execution of or performance under any of the Transaction Documents within the meaning of the bankruptcy laws or the insolvency laws of any jurisdiction.  Seller has not entered into any Transaction Document or any Transaction pursuant thereto in contemplation of insolvency or with intent to hinder, delay or defraud any creditor.  Seller has not received any written notice that any payment or other transfer made to or on account of Seller from or on account of any Mortgagor or any other person obligated under any Purchased Loan Documents is or may be void or voidable as an actual or constructive fraudulent transfer or as a preferential transfer.

(x)            Organizational Documents.  Seller has delivered to Buyer certified copies of its organizational documents, together with all amendments thereto.

(xi)           No Encumbrances.  There are (i) no outstanding rights, options, warrants or agreements on the part of Seller for a purchase, sale or issuance, in connection with the Purchased Loans and (ii) no agreements on the part of Seller to issue, sell or distribute the Purchased Loan.

(xii)          Federal Regulations.  Seller is not (A) an “investment company,” or a company “controlled by an investment company,” within the meaning of the Investment Company Act of 1940, as amended, or (B) a “holding company,” or a “subsidiary company of a holding company,” or an “affiliate” of either a “holding company” or a “subsidiary company of a holding company,” as such terms are defined in the Public Utility Holding Company Act of 1935, as amended.

(xiii)         Taxes.  Seller has filed or caused to be filed all tax returns which would be delinquent if they had not been filed on or before the date hereof and has paid all taxes due and payable on or before the date hereof and all other taxes, fees or other charges imposed on it and any of its assets by any Governmental Authority; no tax liens have been filed against any of Seller’s assets and, to Seller’s knowledge, no claims are being asserted with respect to any such taxes, fees or other charges.

(xiv)        ERISA.  Neither Seller nor any ERISA Affiliate (a) sponsors or maintains any Plans or (b) makes any contributions to or has any liabilities or obligations (direct or contingent) with respect to any Plans. Seller does not, and would not be deemed to, hold Plan Assets and the consummation of the transactions contemplated by the Agreement will not constitute or result in any non-exempt prohibited transaction under Section 406 of ERISA, Section 4975 of the Code or substantially similar provisions under any other federal, state or local laws, rules or regulations.

(xv)         Judgments/Bankruptcy.  Except as disclosed in writing to Buyer, there are no judgments against Seller or unsatisfied of record or docketed in any court located in the United States of America and no Act of Insolvency has ever occurred with respect to Seller.

(xvi)        Full and Accurate Disclosure.  No information contained in the Transaction Documents, or any written statement furnished by or on behalf of Seller pursuant to the terms of the Transaction Documents, contains any untrue statement of a material fact or omits to state a material fact necessary to make the statements contained herein or therein not misleading in light of the circumstances under which they were made when such statements and omissions are considered in the totality of the circumstances in question.

(xvii)       Financial Information.  All financial data concerning Seller and to Seller’s knowledge after due inquiry, the Purchased Loans that has been delivered by or on behalf of Seller to Buyer is true, complete and correct in all material respects and has been prepared in accordance with GAAP.  Since the delivery of such data, except as otherwise disclosed in writing to Buyer, there has been no change in the financial position of Seller or the Purchased Loans, or in the results of operations of Seller, which change is reasonably likely to have in a Material Adverse Effect on Seller.

(xviii)      Jurisdiction of Organization.  The Seller’s jurisdiction of organization is the State of Delaware.

(xix)         Location of Books and Records.  The location where Seller keeps its books and records, including all computer tapes and records relating to the Purchased Securities is its chief executive office at 420 Lexington Avenue, New York, New York 10170.

(xx)          Regulation T, U and X.  Neither the entering into nor consummation of any Transaction hereunder, nor the use of the proceeds thereof, will violate any provisions of Regulation T, U or X. If requested by Buyer, Seller, any applicable Affiliate of Seller and the recipient of any portion of the proceeds of, or any portion of, any Transaction shall furnish to Buyer a statement on Federal Reserve Form G-3 referred to in Regulation U.

(b)           On the Purchase Date for any Transaction, Seller shall be deemed to have made all of the representations set forth in Paragraph 10 of the Agreement and Section 10(a) of this Annex I as of such Purchase Date.

11.                               NEGATIVE COVENANTS OF SELLER

On and as of the date hereof and each Purchase Date and until the Agreement is no longer in force with respect to any Transaction, Seller shall not without the prior written consent of Buyer:

(a)           subject to Seller’s right to repurchase, take any action which would directly or indirectly impair or adversely affect Buyer’s title to the Purchased Loans;

(b)           transfer, assign, convey, grant, bargain, sell, set over, deliver or otherwise dispose of, or pledge or hypothecate, directly or indirectly, any interest in the Purchased Loans (or any of them) to any Person other than Buyer, or engage in repurchase transactions or similar transactions with respect to the

Purchased Loans (or any of them) with any Person other than Buyer, except where the Purchased Loans in question are simultaneously repurchased from Buyer;

(c)           create, incur or permit to exist any lien, encumbrance or security interest in or on the Purchased Loans, except as described in Section 6 of this Annex I;

(d)           create, incur or permit to exist any lien, encumbrance or security interest in or on any of the other collateral subject to the security interest granted by Seller pursuant to Section 6 of this Annex I;

(e)           create, incur or permit any lien, security interest, charges, or encumbrances with respect to any Hedging Transaction for the benefit of any Person other than Buyer;

(f)            materially modify or terminate any of the organizational documents of Seller or take any action which would cause it to cease to be a Single-Purpose Entity;

(g)           consent or assent to a Significant Modification or any extension or termination of any note, loan agreement, mortgage, pledge agreement or guaranty relating to the Purchased Loans or other material agreement or instrument relating to the Purchased Loans without the prior written consent of Buyer;

(h)           take any action or permit such action to be taken which would result in a Change in Control;

(i)            after the occurrence and during the continuation of any Event of Default or monetary Default, make any distribution, payment on account of, or set apart assets for, a sinking or other analogous fund for the purchase, redemption, defeasance, retirement or other acquisition of any equity or ownership interest of Seller, whether now or hereafter outstanding, or make any other distribution in respect thereof, either directly or indirectly, whether in cash or property or in obligations of Seller; or

(j)            sponsor or maintain any Plans or make any contributions to, or have any liability or obligation (direct or contingent) with respect to any Plan and shall not permit any ERISA Affiliate to sponsor or maintain any Plans or make any contributions to, or have any liability or obligation (direct or contingent) with respect to any Plan;

(k)           engage in any transaction that would cause any obligation or action taken or to be taken hereunder (or the exercise by Buyer of any of its rights under the Agreement, the Purchased Loans or any Transaction Document) to be a non-exempt prohibited transaction under Section 406 of ERISA, Section 4975 of the Code or substantially similar provisions under any other federal, state or local laws, rules or regulations; or

(l)            make any future advances under any Purchased Loan to any underlying obligor which are not permitted by the related Purchased Loan Documents.

12.                               AFFIRMATIVE COVENANTS OF SELLER

(a)           Seller shall promptly notify Buyer of any event and/or condition which is likely to have a Material Adverse Effect.

(b)           Seller shall give notice to Buyer of the following (accompanied by an Officer’s Certificate setting forth details of the occurrence referred to therein and stating what actions Seller has taken or proposes to take with respect thereto):

(i)            promptly upon receipt of notice or knowledge of the occurrence of any Default or Event of Default;

(ii)           with respect to any Purchased Loan sold to Buyer hereunder, immediately upon receipt of any Principal Payment (in full or in part);

(iii)          with respect to any Purchased Loan sold to Buyer hereunder, immediately upon receipt of notice or knowledge that the related Mortgaged Property has been damaged by waste, fire, earthquake or earth movement, windstorm, flood, tornado or other casualty, or otherwise damaged so as to affect adversely the value of such Mortgaged Property;

(iv)          promptly upon receipt of notice or knowledge of (i) any Purchased Loan which becomes a Defaulted Loan, (ii) any lien or security interest (other than security interests created hereby) on, or claim asserted against, any Purchased Loan or, to Seller’s knowledge, the underlying collateral therefor or (iii) any event or change in circumstances that has or could reasonably be expected to have an adverse affect on the Market Value of a Purchased Loan; and

(v)           promptly, and in any event within 10 days after service of process on any of the following, give to Buyer notice of all litigation, actions, suits, arbitrations, investigations (including, without limitation, any of the foregoing which are pending or threatened) or other legal or arbitrable proceedings affecting Seller or affecting any of the assets of Seller before any Governmental Authority that (i) questions or challenges the validity or enforceability of any of the Transaction Documents or any action to be taken in connection with the transactions contemplated hereby, (ii) makes a claim or claims in an aggregate amount greater than $5,000,000, or (iii) which, individually or in the aggregate, if adversely determined could reasonably be likely to have a Material Adverse Effect.

(c)           Seller shall provide Buyer with copies of such documents as Buyer may reasonably request evidencing the truthfulness of the representations set forth in Section 10.

(d)           Seller shall defend the right, title and interest of Buyer in and to the Purchased Loans against, and take such other action as is necessary to remove, the liens, security interests, claims, encumbrances, charges and demands of all Persons (other than security interests granted to Buyer hereunder).

(e)           Seller will permit Buyer or its designated representative to inspect any of Seller’s records with respect to all or any portion of the Purchased Loans and the conduct and operation of its business related thereto, at such reasonable times and with reasonable frequency requested by Buyer or its designated representative, and to make copies of extracts of any and all thereof.

(f)            If any amount payable under or in connection with any of the Purchased Loans shall be or become evidenced by any promissory note, other instrument or chattel paper (as each of the foregoing is defined under the UCC), such note, instrument or chattel paper shall be immediately delivered to Buyer or its designee, duly endorsed in a manner satisfactory to Buyer or if any collateral or other security shall subsequently be delivered to Seller in connection with any Purchased Loan, Seller shall immediately deliver or forward such item of collateral or other security to Buyer or its designee, together with such instruments of assignment as Buyer may request.

(g)           Seller shall provide (or cause to be provided to) Buyer with the following financial and reporting information:

(i)            the Monthly Statement;

(ii)           within 10 days of Seller’s receipt, all operating statements and occupancy information that Seller or Servicer has received relating to the Portfolio Loans;

(iii)          the Quarterly Report;

(iv)          the Financial Covenant Compliance Certificate;

(v)           as soon as available and in any event within fifty-five (55) days after the end of each of the first three quarterly fiscal periods of each fiscal year of Seller, the unaudited, consolidated balance sheets of Seller, which shall incorporate its consolidated subsidiaries, as at the end of such period and the related unaudited, consolidated statements of income and retained earnings and of cash flows for Seller, which shall incorporate its consolidated Subsidiaries, for such period and the portion of the fiscal year through the end of such period, accompanied by an Officer’s Certificate of Seller, which certificate shall state that said consolidated financial statements fairly present the consolidated financial condition and results of operations Seller and its consolidated Subsidiaries in accordance with GAAP, consistently applied, as at the end of, and for, such period (subject to normal year-end audit adjustments);

(vi)          within sixty (60) days following the end of each quarter, or within one hundred twenty (120) days following the end of each fiscal year, as the case may be, an Officer’s Certificate of Seller in form and substance reasonably satisfactory to Buyer that Seller during such fiscal period or year has observed or performed all of its covenants and other agreements, and satisfied every condition, contained in the Agreement and the other Transaction Documents to be observed, performed or satisfied by it, and that there has been no Event of Default and no event or circumstance has occurred that is reasonably likely to result in a Material Adverse Effect;

(vii)         as soon as available and in any event within one hundred (100) days after the end of each fiscal year of Seller, the consolidated balance sheets of Seller, which shall incorporate its consolidated Subsidiaries, if any, as at the end of such fiscal year and the related consolidated statements of income and retained earnings and of cash flows for Seller, which shall incorporate its consolidated Subsidiaries, if any, for such year, accompanied by an opinion thereon of independent certified public accountants of recognized national standing, which opinion shall not be qualified as to scope of audit or going concern and shall state that said consolidated financial statements fairly present the consolidated financial condition and results of operations of Seller and its consolidated Subsidiaries as at the end of, and for, such fiscal year in accordance with GAAP;

(viii)        within ten (10) Business Days after Buyer’s reasonable request, such further information with respect to the operation of any Mortgaged Property, Purchased Loan, the financial affairs of the Seller and any Plan and Multiemployer Plan as may be requested by Buyer, including all business plans prepared by or for Seller; provided, however, that with respect to information not previously known to, or in the possession of, Seller relating to any

Multiemployer Plan, Seller shall only be required to provide such information as may be obtained through good faith efforts;

(ix)           within sixty (60) Business Days after the end of each calendar year, such information as may be reasonably requested by Buyer, its successors and assigns, and transferees, in connection with the Portfolio Loans, and that are necessary for the party requesting such information in preparing its tax return and paying taxes in any country or jurisdiction where such tax return or taxes are due; and

(x)            such other reports as Buyer shall reasonably require.

(h)           Seller shall at all times comply in all material respects with all laws, ordinances, rules and regulations of any federal, state, municipal or other public authority having jurisdiction over Seller or any of its assets and Seller shall do or cause to be done all things reasonably necessary to preserve and maintain in full force and effect its legal existence, and all licenses material to its business.

(i)            Seller shall at all times keep proper books of records and accounts in which full, true and correct entries shall be made of its transactions in accordance with GAAP and set aside on its books from its earnings for each fiscal year all such proper reserves in accordance with GAAP.

(j)            Seller shall advise Buyer in writing of the opening of any new chief executive office or the closing of any such office and of any change in Seller’s name or the places where the books and records pertaining to the Purchased Securities are held not less than the later of fifteen (15) Business Days prior to taking any such action or 90 days before any financial statement filing will lapse, lose perfection or become materially misleading.

(k)           Seller shall observe, perform and satisfy all the terms, provisions, covenants and conditions required to be observed, performed or satisfied by it, and shall pay when due all costs, fees and expenses required to be paid by it, under the Transaction Documents.  Seller shall pay and discharge all taxes, levies, liens and other charges, if any, on its assets and on the Purchased Loans that, in each case, in any manner would create any lien or charge upon the Purchased Loans, except for any such taxes as are being appropriately contested in good faith by appropriate proceedings diligently conducted and with respect to which adequate reserves have been provided in accordance with GAAP.

(l)            Seller shall maintain its existence as a limited liability company, organized solely and in good standing under the law of the State of Delaware and shall not dissolve, liquidate, merge with or into any other Person or otherwise change its organizational structure or identity or incorporate in any other jurisdiction.

(m)          Seller shall maintain all records with respect to the Purchased Loans and the conduct and operation of its business with no less a degree of prudence than if the Purchased Loans were held by Seller for its own account and will furnish Buyer, upon request by Buyer or its designated representative, with information reasonably obtainable by Seller with respect to the Purchased Loans and the conduct and operation of its business.

(n)           Seller shall provide Buyer with notice of each modification of any Purchased Loan Documents consented to by Seller (including such modifications which do not constitute a Significant Modification).

(o)           Seller shall provide Buyer with notice of the occurrence of any “appraisal reduction event”, “control appraisal period” or similar event under any participation agreement related to any Purchased Loan.

(p)           Seller shall provide Buyer with reasonable access to operating statements, the occupancy status and other property level information, with respect to the Mortgaged Properties, plus any such additional reports as Buyer may reasonably request.

(q)           Seller may propose, and Buyer will consider but shall be under no obligation to approve, strategies for the foreclosure or other realization upon the security for any Purchased Loan that has become a Defaulted Loan.

(r)            Seller shall not cause any Purchased Loan to be serviced by any servicer other than a servicer expressly approved in writing by Buyer.

13.                               SINGLE-PURPOSE ENTITY

Seller hereby represents and warrants to Buyer and covenants with Buyer, that as of the date hereof and so long as any of the Transaction Documents shall remain in effect:

(a)           It is and intends to remain solvent and it has paid and will pay its debts and liabilities (including employment and overhead expenses) from its own assets as the same shall become due.

(b)           It has complied and will comply with the provisions of its certificate of formation and its limited liability company agreement.

(c)           It has done or caused to be done and will do all things necessary to observe limited liability company formalities and to preserve its existence.

(d)           It has maintained and will maintain all of its books, records, financial statements and bank accounts separate from those of its affiliates, its members and any other Person, and it will file its own tax returns (except to the extent consolidation is required under GAAP or as a matter of law).

(e)           It has been, is and will be, and at all times will hold itself out to the public as, a legal entity separate and distinct from any other entity (including any Affiliate), shall correct any known misunderstanding regarding its status as a separate entity, shall conduct business in its own name, shall not identify itself or any of its Affiliates as a division or part of the other and shall maintain and utilize separate stationery, invoices and checks.

(f)            It has not owned and will not own any property or any other assets other than the Purchased Loans and Portfolio Securities, cash and its interest under any associated Hedging Transactions.

(g)           It has not engaged and will not engage in any business other than the origination, acquisition, ownership, financing and disposition of the the Purchased Loans and Portfolio Securities and the associated Hedging Transactions in accordance with the applicable provisions of the Transaction Documents and the Securities Repurchase Agreement.

(h)           It has not entered into, and will not enter into, any contract or agreement with any of its affiliates, except upon terms and conditions that are intrinsically fair and substantially similar to those that would be available on an arm’s-length basis with Persons other than such affiliate.

(i)       It has not incurred and will not incur any indebtedness or obligation, secured or unsecured, direct or indirect, absolute or contingent (including guaranteeing any obligation), other than (A) obligations under the Transaction Documents and the Securities Repurchase Agreement, (B) obligations under the documents evidencing the Purchased Loans and Portfolio Securities and (C) unsecured trade payables, in an aggregate amount not to exceed $100,000 at any one time outstanding, incurred in the ordinary course of acquiring, owning, financing and disposing of the the Purchased Loans and Portfolio Securities; provided, however, that any such trade payables incurred by Seller shall be paid within 30 days of the date incurred.

(j)            It has not made and will not make any loans or advances to any other Person, and shall not acquire obligations or securities of any member or affiliate of any member or any other Person (other than in connection with the origination or acquisition of Purchased Loans and Portfolio Securities).

(k)           It will maintain adequate capital for the normal obligations reasonably foreseeable in a business of its size and character and in light of its contemplated business operations.

(l)            Neither it nor Guarantor will seek its dissolution, liquidation or winding up, in whole or in part, or suffer any Change of Control, consolidation or merger.

(m)          It will not commingle its funds and other assets with those of any of its Affiliates or any other Person.

(n)           It has maintained and will maintain its assets in such a manner that it will not be costly or difficult to segregate, ascertain or identify its individual assets from those of any of its Affiliates or any other Person.

(o)           It has not held and will not hold itself out to be responsible for the debts or obligations of any other Person.

(p)           It has no liabilities, contingent or otherwise, other than those normal and incidental to the acquisition, origination, ownership, servicing, administration, enforcement, financing and disposition of the Purchased Loans and Portfolio Securities.

(q)           It has conducted and shall conduct its business consistent with the requirements of being a Single-Purpose Entity.

(r)            It shall not maintain any employees.

14.                               EVENTS OF DEFAULT; REMEDIES

Paragraph 11 (“Events of Default”) of the Agreement is hereby amended by the deletion in their entirety of the first paragraph thereof (other than the clauses referenced in Section 14(a) below) and Paragraphs 11(a) through (i) thereof and by the addition of the provisions (a) through (c) of Section 14 of this Annex I:

(a)           Together with clauses (iii) through (v) and (vii) of the first paragraph of Paragraph 11 of the Agreement, the following shall constitute an event of default hereunder (each an “Event of Default”):

(i)            failure of Seller to repurchase or the failure of Buyer to transfer the Purchased Loan on the applicable Repurchase Date (except when such failure to transfer is a result of Buyer’s inability to obtain necessary consents to, or fulfill restrictions on, such transfer);

(ii)           failure of Seller to apply any Income received by Seller in accordance with the provisions hereof;

(iii)          (A) the Transaction Documents shall for any reason not cause, or shall cease to cause, Buyer to be the owner or, if recharacterized as a secured financing, a secured party with respect to any of the Purchased Loans or the collateral specified in Section 6(a) and 6(c) free of any adverse claim, liens and other rights of others (other than as granted herein) or (B) if a Transaction is recharacterized as a secured financing, the Transaction Documents with respect to any Transaction shall for any reason cease to create a valid first priority security interest in favor of Buyer in any of the Purchased Loans or the collateral specified in Sections 6(a) and 6(c) or (C) if the Transaction Documents shall cease to be in full force and effect or if their enforceability is challenged by Seller;

(iv)          failure of Seller to make the payments required under Section 4 or Section 5(b) on any Remittance Date which failure is not remedied within one (1) Business Day;

(v)           failure of Seller to make any other payment owing to Buyer which has become due, whether by acceleration or otherwise, under the terms of the Agreement which failure is not remedied within the applicable period (in the case of a failure pursuant to Section 4) or, if no period is specified, five (5) Business Days after notice thereof to Seller; provided, however, that Buyer shall not be required to provide notice in the event of a failure by Seller to repurchase on the Repurchase Date;

(vi)          breach by Seller in the due performance or observance of any term, covenant or agreement contained in Section 11(k) of this Annex I;

(vii)         Change of Control shall have occurred with respect to the Seller or Guarantor;

(viii)        any representation made by Seller or Buyer shall have been incorrect or untrue in any material respect when made or repeated or deemed to have been made or repeated; provided that the representations and warranties set forth in Section 10(a) (vi) or (viii) (in the case of (vi), with respect to the affected or Purchased Loans only) made by Seller shall not be considered an Event of Default if incorrect or untrue in any material respect, if Buyer terminates the related Transaction and Seller repurchases the related Purchased Loans on an Early Repurchase Date no later than ten (10) Business Days after receiving written notice of such incorrect or untrue representation;  provided, however, that if Seller shall have made any such representation with knowledge that it was materially incorrect or untrue at the time made, such misrepresentation shall constitute an Event of Default;

(viiii)       a final judgment by any competent court in the United States of America for the payment of money (in the case of Seller) or for the payment of money in an amount greater than $5,000,000 (in the case of Guarantor) shall have been rendered against Seller or Guarantor, as the case may be, and remained undischarged or unpaid for a period of forty-five (45) days, during which period execution of such judgment is not effectively stayed;

(x)            Guarantor shall have defaulted or failed to perform under any note, indenture, loan agreement, guaranty, swap agreement or any other contract, agreement or transaction to which it is a party, and which default (A) involves the failure to pay a matured obligation in excess of $10,000,000, or (B) involving an obligation of at least $10,000,000 is a monetary default or a material non-monetary default and results in acceleration or permits the acceleration of the obligation by any other party to or beneficiary of such note, indenture, loan agreement, guaranty, swap agreement or other contract agreement or transaction; provided, however, that any such default, failure to perform or breach shall not constitute an Event of Default if Guarantor cures such default, failure to perform or breach, as the case may be, within the grace period, if any, provided under the applicable agreement;

(xi)           As of the end of any fiscal quarter (A) Guarantor’s (1) Debt to Equity Ratio is greater than 5:1, (2) Tangible Net Worth is less than the sum of (x) $129,750,000 and (y) 75% of the proceeds of any equity issuances occurring after Guarantor’s initial public offering, (3) Fixed Charge Coverage Ratio is less than 1.50:1, or (4) Minimum Liquidity is less than $10,000,000, for the first two years after the date of this Agreement, and less than $15,000,000 thereafter; or (B) Guarantor fails to maintain cumulative positive EBITDA for the three fiscal quarters most recently ended.

(xii)          if Seller or Buyer shall breach or fail to perform any of the terms, covenants, obligations or conditions of the Agreement, other than as specifically otherwise referred to in this definition of “Event of Default”, and such breach or failure to perform is not remedied within ten (10) Business Days, or if such breach is not curable by the payment of a sum of money, thirty (30) days after notice thereof to Seller or Buyer from the applicable party or its successors or assigns;

(xiii)         an Act of Insolvency shall have occurred with respect to the Seller or Guarantor;

(xiv)        an “event of default” beyond any applicable notice and cure period shall have occurred under (A) the Securities Repurchase Agreement, (B) any repurchase facility or loan facility entered into by Seller and Buyer or any affiliate thereof or (C) any facility with Buyer or any affiliate thereof in which Seller is a guarantor; or

(xv)         (A) any of the representations, warranties and covenants of Guarantor in the Guaranty or any Financial Covenant Compliance Certificate shall have been incorrect or untrue in any material respect when made or repeated or deemed to have been made or repeated and such misrepresentation or breach of warranty or covenant has not been cured within ten (10) Business Days of after receiving written notice of such incorrect or untrue representation or such breach of covenant or (B) Guarantor shall have defaulted or failed to perform under the Guaranty.

(b)           If an Event of Default shall occur and be continuing with respect to Seller, the following rights and remedies shall be available to Buyer:

(i)            At the option of Buyer, exercised by written notice to Seller (which option shall be deemed to have been exercised, even if no notice is given, immediately upon the occurrence of an Act of Insolvency), the Repurchase Date for each Transaction hereunder shall, if it has not already occurred, be deemed immediately to occur (the date on which such option is exercised or deemed to have been exercised being referred to hereinafter as the “Accelerated Repurchase Date”) (and any Transaction for which the related Purchase Date has not yet occurred shall be canceled).

(ii)           If Buyer exercises or is deemed to have exercised the option referred to in Section 14(b)(i):

(A)          Seller’s obligations hereunder to repurchase all Purchased Loans shall become immediately due and payable on and as of the Accelerated Repurchase Date and all Income deposited in the Blocked Account shall be retained by Buyer and applied to the aggregate unpaid Repurchase Price and any other amounts owing by Seller hereunder; and

(B)           to the extent permitted by applicable law, the Repurchase Price with respect to each Transaction (determined as of the Accelerated Repurchase Date) shall be increased by the aggregate amount obtained by daily application of, on a 360 day per year basis for the actual number of days during the period from and including the Accelerated Repurchase Date to but excluding the date of payment of the Repurchase Price (as so increased), (x) the Pricing Rate applicable upon an Event of Default for such Transaction multiplied by (y) the Repurchase Price for such Transaction (decreased by (I) any amounts actually remitted to Buyer by Seller from time to time pursuant to Section 5 and applied to such Repurchase Price to the extent such amounts are not already included in the computation of the Repurchase Price and (II) any amounts applied to the Repurchase Price pursuant Section 14(b)(iii) of this Annex I); and

(C)           the Custodian shall, upon the request of Buyer (with simultaneous copy of such request to Seller), deliver to Buyer all instruments, certificates and other documents then held by the Custodian relating to the Purchased Loans.

(iii)          Buyer may, after ten (10) days notice to Seller of Buyer’s intent to take such action (provided that no such notice shall be required in the circumstances set forth in Section 9-611(d) of the UCC), (A) immediately sell, at a public or private sale in a commercially reasonable manner and at such price or prices as Buyer may reasonably deem satisfactory any or all of the Purchased Loans or (B) in its sole discretion elect, in lieu of selling all or a portion of such Purchased Loans, to give Seller credit for such Purchased Loans in an amount equal to the Market Value of such Purchased Loans against the aggregate unpaid Repurchase Price for such Purchased Loans and any other amounts owing by Seller under the Transaction Documents.  The proceeds of any disposition of Purchased Loans effected pursuant to this Section 14(b)(iii) shall be applied, (v) first, to the costs and expenses incurred by Buyer in connection with Seller’s default; (w) second, to costs of cover and/or Hedging Transactions, if any; (x) third, to the Repurchase Price; (y) fourth, to any other outstanding obligation of Seller to Buyer or its Affiliates pursuant to the Transaction Documents, and (z) the balance, if any, to Seller.

(iv)          The parties recognize that it may not be possible to purchase or sell all of the Purchased Loans on a particular Business Day, or in a transaction with the same purchaser, or in the same manner because the market for such Purchased Loans may not be liquid.  In view of the nature of the Purchased Loans, the parties agree that, to the extent permitted by applicable law, liquidation of a Transaction or the Purchased Loans shall not require a public purchase or sale and that a good faith private purchase or sale shall be deemed to have been made in a commercially reasonable manner.  Accordingly, Buyer may elect, in its sole discretion, the time and manner of liquidating any Purchased Loans, and nothing contained herein shall (A) obligate Buyer to liquidate any Purchased Loans on the occurrence and during the continuance of an Event of Default or to liquidate all of the Purchased Loans in the same manner or on the same Business Day or (B) constitute a waiver of any right or remedy of Buyer.

(v)           Seller shall be liable to Buyer for the amount of all reasonable expenses, including reasonable legal fees and expenses, actually incurred by Buyer in connection with or as a consequence of an Event of Default with respect to Seller, (B) all costs incurred in connection with covering transactions or Hedging Transactions (including short sales) or entering into replacement transactions (C) all damages, losses, judgment costs and expenses of any kind which may be imposed on, incurred by or asserted against Buyer relating to or arising out of such Hedging Transactions or covering transactions and (D) any other loss, damage, cost or expense directly arising or resulting from the occurrence of an Event of Default with respect to Seller.

(vi)          Buyer may exercise any or all of the remedies available to Buyer immediately upon the occurrence of an Event of Default and at any time during the continuance thereof.  All rights and remedies arising under the Transaction Documents, as amended from time to time, are cumulative and not exclusive of any other rights or remedies which Buyer may have.

(vii)         Buyer may enforce its rights and remedies hereunder without prior judicial process or hearing, and Seller hereby expressly waives any defenses Seller might otherwise have to require Buyer to enforce its rights by judicial process.  Seller also waives any defense Seller might otherwise have arising from the use of nonjudicial process, disposition of any or all of the Purchased Loans, or from any other election of remedies.  Seller recognizes that nonjudicial remedies are consistent with the usages of the trade, are responsive to commercial necessity and are the result of a bargain at arm’s length.

(viii)        Without limiting any other rights or remedies of Buyer, Buyer shall have the right to set off and apply any and all deposits (general or special, time or demand, provisional or final) at any time held by or for account of Buyer or Buyer’s Affiliates on behalf of Seller to any obligations of Seller hereunder to Buyer, irrespective of whether Buyer shall have made any demand under the Agreement or the other Transaction Documents.

(ix)           Buyer shall have, in addition to its rights and remedies under the Transaction Documents, all of the rights and remedies provided by applicable federal, state, foreign, and local laws (including, without limitation, if the Transactions are recharacterized as secured financings, the rights and remedies of a secured party under the UCC of the State of New York, to the extent that the UCC is applicable, and the right to offset any mutual debt and claim), in equity, and under any other agreement between Buyer and Seller, exercisable upon ten (10) days notice from Buyer to Seller.  Without limiting the generality of the foregoing, Buyer shall be entitled to set off the proceeds of the liquidation of the Purchased Loans against all of Seller’s obligations to Buyer, whether or not such obligations are then due, without prejudice to Buyer’s right to recover any deficiency.

(c)           If an Event of Default occurs and is continuing with respect to Buyer, the following rights and remedies shall be available to Seller:

(i)            Upon tender by Seller of payment of the aggregate Repurchase Price for all Purchased Loans, together with all other amounts due hereunder to Buyer, Buyer’s right, title and interest in such Purchased Loans shall be deemed transferred to Seller, and Buyer shall simultaneously deliver such Purchased Loans to Seller.

(ii)           Seller shall have all the rights and remedies provided herein or provided by applicable federal, state, foreign, local and any other applicable laws, in equity, and under any other agreement between Buyer and Seller (including the right to offset any debt or claim).

(iii)          If Seller exercises the option referred to in Section 14(c)(i) hereof and Buyer fails to deliver any Purchased Loans to Seller, after three (3) Business Days’ notice to Buyer, Seller may purchase loans that are in as similar an amount and interest rate as is reasonably practicable and in the same Loan Type as such Purchased Loans.

15.                               SINGLE AGREEMENT

Clause (ii) of Paragraph 12 of the Agreement (“Single Agreement”) is hereby deleted.

16.                               NOTICES AND OTHER COMMUNICATIONS

Paragraph 13 of the Agreement (“Notices and Other Communications”) is hereby deleted and replaced in its entirety by the following provisions of this Section 16:

All notices, consents, approvals and requests required or permitted hereunder shall be given in writing and shall be effective for all purposes if hand delivered or sent by (a) hand delivery, with proof of attempted delivery, (b) certified or registered United States mail, postage prepaid, (c) expedited prepaid delivery service, either commercial or United States Postal Service, with proof of attempted delivery, or (d) by telecopier (with answerback acknowledged); provided that such telecopied notice must also be delivered by one of the means set forth in (a), (b) or (c) above, to the addresses specified in Annex II hereto or at such other address and person as shall be designated from time to time by any party hereto, as the case may be, in a written notice to the other parties hereto in the manner provided for in this Section 16.  A notice shall be deemed to have been given:  (a) in the case of hand delivery, at the time of delivery, (b) in the case of registered or certified mail, when delivered or the first attempted delivery on a Business Day, (c) in the case of expedited prepaid delivery upon the first attempted delivery on a Business Day; or (d) in the case telecopier, upon receipt of answerback confirmation, provided that such telecopied notice was also delivered as required in this Section.  A party receiving a notice which does not comply with the technical requirements for notice under this Section may elect to waive any deficiencies and treat the notice as having been properly given.

17.                               NON-ASSIGNABILITY

The provisions of Paragraph 15 of the Agreement (“Nonassignability; Termination”) are hereby deleted and replaced in their respective entireties by the following provisions of this Section 17:

(a)           The rights and obligations of Seller under the Transaction Documents, the Hedging Transactions and under any Transaction shall not be assigned by Seller without the prior written consent of Buyer.  Buyer may assign or participate its rights and obligations under the Transaction Documents and under any Transaction and its rights and interests in any Hedging Transaction, in each case, without the prior written consent of Seller.  Seller agrees to use its good faith efforts to include in the participation agreement or intercreditor agreement, as applicable, relating to each Purchased Loan a provision expressly recognizing Goldman Sachs Mortgage Company, together with its successors and assigns, as a permitted transferee of each such Purchased Loan.

Notwithstanding anything to the contrary contained herein, with respect to Seller, (A) Buyer shall remain responsible for reviewing and determining the eligibility of any New Loan for purposes of any Transaction and (B) Seller shall continue to deal solely and directly with Buyer in connection with any Transaction.  As long as an Event of Default on the part of Seller shall have occurred and be continuing, Buyer may assign or participate its rights and obligations under the Transaction Documents and/or any Transaction to any Person.

(b)           The Buyer shall maintain a record of ownership identifying all assignees.  If any assignee is a non-U.S. Person, such assignee shall timely provide Seller with such forms as may be required to establish the assignee’s status for U.S. withholding tax purposes.

(c)           With respect to any issuance by Buyer of a participation in any Transaction, (i) Buyer shall act as agent for all participants in any dealings with Seller in connection with such Transactions and will maintain, on behalf of Seller, a record of ownership that identifies all participants, and (ii) Seller shall not be obligated to deal directly with any party other than Buyer in connection with such Transactions, or to pay or reimburse Buyer for any costs that would not have been incurred by Buyer had no participation interests in such Transactions been issued.

(d)           Subject to the foregoing, the Transaction Documents and any Transactions shall be binding upon and shall inure to the benefit of the parties and their respective successors and permitted assigns.  Nothing in the Transaction Documents, express or implied, shall give to any Person, other than the parties to the Transaction Documents and their respective successors, any benefit or any legal or equitable right, power, remedy or claim under the Transaction Documents.

18.                               GOVERNING LAW; CONSENT TO JURISDICTION; WAIVER OF JURY TRIAL

The language in Paragraph 16 of the Agreement (“Governing Law”) which reads “without giving effect to the conflict of law principals thereof” is hereby deleted. Paragraph 18 of the Agreement (“Use of Employee Plan Assets”) is hereby deleted in its entirety.  Paragraph 17 (“No Waivers, Etc.”) is hereby deleted and replaced in its entirety by the following provisions of this Section 18:

(a)           Each party irrevocably and unconditionally submits to the non-exclusive jurisdiction of any United States Federal or New York State court sitting in Manhattan, and any appellate court from any such court, solely for the purpose of any suit, action or proceeding brought to enforce its obligations under the Agreement or relating in any way to the Agreement or any Transaction under the Agreement.

(b)           To the extent that either party has or hereafter may acquire any immunity (sovereign or otherwise) from any legal action, suit or proceeding, from jurisdiction of any court or from set off or any legal process (whether service or notice, attachment prior to judgment, attachment in aid of execution of judgment, execution of judgment or otherwise) with respect to itself or any of its property, such party hereby irrevocably waives and agrees not to plead or claim such immunity in respect of any action brought to enforce its obligations under the Agreement or relating in any way to the Agreement or any Transaction under the Agreement.

(c)           Each party hereby irrevocably waives, to the fullest extent it may effectively do so, the defense of an inconvenient forum to the maintenance of such action or proceeding in any such court and any right of jurisdiction on account of its place of residence or domicile and irrevocably consents to the service of any summons and complaint and any other process by the mailing of copies of such process to them at their respective address specified herein.  Each party hereby agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law.  Nothing in this Section 18 shall affect the right of Buyer to serve legal process in any other manner permitted by law or affect the right of Buyer to bring any action or proceeding against Seller or its property in the courts of other jurisdictions.

(d)           EACH PARTY HEREBY IRREVOCABLY WAIVES ALL RIGHT TO A TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM ARISING OUT OF OR RELATING TO THE AGREEMENT, ANY OTHER TRANSACTION DOCUMENT OR ANY INSTRUMENT OR DOCUMENT DELIVERED HEREUNDER OR THEREUNDER.

19.                               NO RELIANCE; DISCLAIMERS

(a)           Each of Buyer and Seller hereby acknowledges, represents and warrants to the other that, in connection with the negotiation of, the entering into, and the performance under, the Transaction Documents and each Transaction thereunder:

(i)            It is not relying (for purposes of making any investment decision or otherwise) upon any advice, counsel or representations (whether written or oral) of the other party to the Transaction Documents, other than the representations expressly set forth in the Transaction Documents;

(ii)           It has consulted with its own legal, regulatory, tax, business, investment, financial and accounting advisors to the extent that it has deemed necessary, and it has made its own investment, hedging and trading decisions (including decisions regarding the suitability of any Transaction) based upon its own judgment and upon any advice from such advisors as it has deemed necessary and not upon any view expressed by the other party;

(iii)          It is a sophisticated and informed Person that has a full understanding of all the terms, conditions and risks (economic and otherwise) of the Transaction Documents and each Transaction thereunder and is capable of assuming and willing to assume (financially and otherwise) those risks;

(iv)          It is entering into the Transaction Documents and each Transaction thereunder for the purposes of managing its borrowings or investments or hedging its underlying assets or liabilities and not for purposes of speculation;

(v)           It is not acting as a fiduciary or financial, investment or commodity trading advisor for the other party and has not given the other party (directly or indirectly through any other Person) any assurance, guaranty or representation whatsoever as to the merits (either legal, regulatory, tax, business, investment, financial accounting or otherwise) of the Transaction Documents or any Transaction thereunder;

(b)           Each determination by Buyer of the Market Value with respect to each New Loan or Purchased Loan or the communication to Seller of any information pertaining to Market Value under the Agreement shall be subject to the following disclaimers:

(i)            Buyer has assumed and relied upon, with Seller’s consent and without independent verification, the accuracy and completeness of the information provided by Seller and reviewed by Buyer.  Buyer has not made any independent inquiry of any aspect of the New Loans or Purchased Loans or the underlying collateral.  Buyer’s view is based on economic, market and other conditions as in effect on, and the information made available to Buyer as of, the date of any such determination or communication of information, and such view may change at any time without prior notice to Seller.

(ii)           Market Value determinations and other information provided to Seller constitute a statement of Buyer’s view of the value of one or more loans or other assets at a particular point in time and neither (x) constitute a bid for a particular trade, (y) indicate a willingness on the part of Buyer or any Affiliate thereof to make such a bid, nor (z) reflect a valuation for substantially similar assets at the same or another point in time, or for the same assets at another point in time.

(iii)          Market Value determinations and other information provided to Seller may vary significantly from valuation determinations and other information which may be obtained from other sources.

(iv)          Market Value determinations and other information provided to Seller are communicated to Seller solely for its use and may not be relied upon by any other person and may not be disclosed or referred to publicly or to any third party without the prior written consent of Buyer, which consent Buyer may withhold or delay in its sole and absolute discretion.

(v)           Buyer makes no representations or warranties with respect to any Market Value determinations or other information provided to Seller. Buyer shall not be liable for any incidental or consequential damages arising out of any inaccuracy in such valuation determinations and other information provided to Seller, including as a result of any act of gross negligence or breach of any warranty.

(vi)          Market Value indications and other information provided to Seller in connection with Section 3(b) are only indicative of the initial Market Value of the New Loan submitted to Buyer for consideration thereunder, and may change without notice to Seller prior to, or subsequent to, the transfer by Seller of the New Loan pursuant to Section 3(e).  No indication is provided as to Buyer’s expectation of the future value of such Purchased Loan or the underlying collateral.

(vii)         Initial Market Value indications and other information provided to Seller in connection with Section 3(b) are to be used by Seller for the sole purpose of determining whether to proceed in accordance with Section 3 and for no other purpose.

20.                               INDEMNITY AND EXPENSES

(a)           Seller hereby agrees to hold Buyer and its Affiliates and each of their respective officers, directors, employees and agents (“Indemnified Parties”) harmless from and indemnify the Indemnified Parties against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, taxes (including stamp, excise, sales or other taxes which may be payable or determined to be payable with respect to any of the Purchased Loans or in connection with any of the transactions contemplated by the Agreement (or the recharacterization of any Transaction) and the documents delivered in connection herewith and therewith, other than net income taxes of Buyer), fees, costs, expenses (including reasonable attorneys fees and disbursements and any and all servicing and enforcement costs with respect to the Purchased Loans) or disbursements (all of the foregoing, collectively “Indemnified Amounts”) which may at any time (including, without limitation, such time as the Agreement shall no longer be in effect and the Transactions shall have been repaid in full) be imposed on or asserted against any Indemnified Party in any way whatsoever arising out of or in connection with, or relating to, the Agreement or any Transactions thereunder or any action taken or omitted to be taken by any Indemnified Party under or in connection with any of the foregoing; provided, that Seller shall not be liable for Indemnified Amounts resulting from the gross negligence or willful misconduct of any Indemnified Party.  Without limiting the generality of the foregoing, Seller agrees to hold Buyer harmless from and indemnify Buyer against all Indemnified Amounts with respect to all Purchased Loans relating to or arising out of any violation or alleged violation of any environmental law, rule or regulation or any consumer credit laws, including without limitation ERISA, that, in each case, results from anything other than Buyer’s gross negligence or willful misconduct.  In any suit, proceeding or action brought by Buyer in connection with any Purchased Loan for any sum owing thereunder, or to enforce any provisions of any Purchased Loan Documents, Seller will save, indemnify and hold Buyer harmless from and against all expense, loss or damage suffered by reason of any defense, set-off, counterclaim, recoupment or reduction or liability whatsoever of the account debtor or obligor thereunder, arising out of a breach by Seller of any obligation thereunder or arising out of any other agreement, indebtedness or liability at any time owing to or in favor of such account debtor or obligor or its successors from Seller.  Seller also agrees to reimburse an Indemnified Party as and when billed by such Indemnified Party for all such Indemnified Party’s costs and expenses incurred in connection with the enforcement or the preservation of such Indemnified Party’s rights under the Agreement and any other Transaction Document or any transaction contemplated hereby or thereby, including without limitation the reasonable fees and disbursements of its counsel.  Seller hereby acknowledges its obligations hereunder are recourse obligations of Seller.

(b)           Seller agrees to pay as and when billed by Buyer all of the out-of-pocket costs and expenses incurred by Buyer in connection with the development, preparation and execution of, and any amendment, supplement or modification to, the Agreement, this Annex I and the other Transaction Documents or any other documents prepared in connection herewith or therewith.  Seller agrees to pay as and when billed by Buyer all of the out-of-pocket costs and expenses incurred in connection with the consummation and administration of the transactions contemplated hereby and thereby including without limitation (i) all the reasonable fees, disbursements and expenses of counsel to Buyer, not to exceed $15,000 for each Transaction and (ii) all the Due Diligence Fees, testing and review costs and expenses incurred by Buyer in connection with the evaluation of any New Loan and with respect to any Transaction.

21.                               DUE DILIGENCE

Seller acknowledges that Buyer has the right to perform continuing due diligence reviews with respect to the Purchased Loans, for purposes of verifying compliance with the representations, warranties and specifications made hereunder, or determining or re-determining the Asset Base for purposes of Section 4 of this Annex I, or otherwise, and Seller agrees that Buyer, at its option, has the right at any time to conduct a partial or complete due diligence review on any or all of the Purchased Loans, including, without limitation, ordering new credit reports and Appraisals on the applicable collateral and otherwise regenerating the information used to originate such Purchased Loans.  Upon reasonable (but no less than one (1) Business Day) prior notice to Seller, Buyer or its authorized representatives will be permitted during normal business hours to examine, inspect, and make copies and extracts of, the Purchased Loan Files and any and all documents, records, agreements, instruments or information relating to any Purchased Loan in the possession or under the control of Seller, any servicer or sub-servicer and/or Custodian.  Seller also shall make available to Buyer a knowledgeable financial or accounting officer for the purpose of answering questions respecting the Purchased Loan Files and the Purchased Loans. Seller agrees to cooperate with Buyer and any third party underwriter designated by Buyer in connection with such underwriting, including, but not limited to, providing Buyer and any third party underwriter with access to any and all documents, records, agreements, instruments or information relating to such Purchased Loans in the possession, or under the control, of such Seller.

22.                               SERVICING

(a)           Notwithstanding the purchase and sale of the Purchased Loans by Seller to Buyer hereunder, GKK Manager LLC or such other Servicer shall continue to service the Purchased Loans at Seller’s sole cost and for the benefit of Buyer and, if Buyer shall exercise its rights to pledge or hypothecate the Purchased Loans prior to the Repurchase Date pursuant to Section 8 or 17 of this Annex I, Buyer’s assigns; provided, however, that the obligations of Seller to service any of the Purchased Loans shall cease automatically upon the earliest of (i) an Event of Default, (ii) the date on which the aggregate Repurchase Price for the Portfolio Loans together with all accrued and unpaid Price Differential, unpaid Costs and other amounts payable by Seller to Buyer hereunder have been paid in full or (iii) the transfer of servicing approved by Seller and Buyer, which Buyer’s consent shall not be unreasonably withheld.

Seller shall service and shall cause the Servicer to service the Purchased Loans in accordance with Accepted Servicing Practices.

(b)           Seller agrees that Buyer is the owner of all servicing records, including but not limited to any and all servicing agreements (the “Servicing Agreements”), files, documents, records, data bases, computer tapes, copies of computer tapes, proof of insurance coverage, insurance policies, appraisals, other closing documentation, payment history records, and any other records relating to or evidencing the servicing of Purchased Loans (the “Servicing Records”) so long as the Purchased Loans are subject to the Agreement.  Seller covenants to safeguard such Servicing Records and to deliver them promptly to Buyer or its designee (including the Custodian) at Buyer’s request.

(c)           Upon the occurrence and continuance of an Event of Default, Buyer may, in its sole discretion, (i) sell its right to the Purchased Loans on a servicing released basis or (ii) terminate Servicer or any sub-servicer of the Purchased Loans with or without cause, in each case without payment of any termination fee or such other costs or expenses to Buyer, it being agreed that Seller will pay any and all fees, costs and expenses required to terminate the Servicing Agreement and to effectuate a transfer of servicing to a designee of the Buyer; provided, however, that Buyer shall cause any successor servicer to deliver to Seller reports generated for Buyer relating to the Purchased Loans.

(d)           Seller shall not, and shall not permit Servicer to, employ sub-servicers to service the Purchased Loans without the prior written approval of Buyer which shall not be unreasonably withheld.  If the Purchased Loans are serviced by a sub-servicer, Seller shall irrevocably assign all rights, title and interest in the Servicing Agreements with such sub-servicer to Buyer.

(e)           Seller shall cause Servicer and any sub-servicers engaged by Seller to execute a letter agreement with Buyer acknowledging Buyer’s security interest in the Purchased Loans and the Servicing Agreements and agreeing that each such sub-servicer shall deposit all Income with respect to the Purchased Loans in the Blocked Account, all in such manner as shall be reasonably acceptable to Buyer.

(f)            In the event Seller or its Affiliate is servicing any Purchased Loan, Seller shall permit Buyer to inspect Seller’s or its Affiliate’s servicing facilities, as the case may be, for the purpose of satisfying Buyer that Seller or its Affiliate, as the case may be, has the ability to service such Purchased Loans as provided in the Agreement.

(g)           Seller shall cause the Servicer to provide a copy of each report and notice sent to Seller to be sent to Buyer concurrently therewith.

23.                               TREATMENT FOR TAX PURPOSES

It is the intention of the parties that, for U.S. Federal, state and local income and franchise tax purposes, the Transactions constitute a financing, and that the Seller is, and, so long as no Event of Default shall have occurred and be continuing, will continue to be, treated as the owner of the Purchased Loans for such purposes.  Unless prohibited by applicable law, Seller and Buyer agree to treat the Transactions as described in the preceding sentence on any and all filings with any U.S. Federal, state or local taxing authority.

24.                               INTENT

The provisions of Paragraph 19 of the Agreement (“Intent”) are hereby deleted and replaced in their respective entireties by the following provisions of this Section 24:

The parties recognize that each Transaction is a “repurchase agreement” as that term is defined in Section 101 of Title 11 of the United States Code, as amended (except in so far as the type of asset subject to the Transaction or the term of that Transaction would render such definition inapplicable).  The parties recognize that each Transaction is a “securities contract” as that term is defined in Section 741 of Title 11 of the United States Code, as amended.

25.                               MISCELLANEOUS

The provisions of Paragraph 20 of the Agreement (“Disclosure Relating to Certain Federal Protections”) are hereby deleted in their entirety and replaced by the following provisions of this Section 26:

(a)           Time is of the essence under the Transaction Documents and all Transactions thereunder and all references to a time shall mean New York time in effect on the date of the action unless otherwise expressly stated in the Transaction Documents.

(b)           All rights, remedies and powers of Buyer hereunder and in connection herewith are irrevocable and cumulative, and not alternative or exclusive, and shall be in addition to all other rights, remedies and powers of Buyer whether under law, equity or agreement.  In addition to the rights and remedies granted to it in the Agreement to the extent applicable, Buyer shall have all rights and remedies of a secured party under the UCC and any other applicable law.

(c)           The Transaction Documents may be executed in counterparts, each of which so executed shall be deemed to be an original, but all of such counterparts shall together constitute but one and the same instrument.

(d)           The headings in the Transaction Documents are for convenience of reference only and shall not affect the interpretation or construction of the Transaction Documents.

(e)           Each provision of the Agreement shall be interpreted in such manner as to be effective and valid under applicable law, but if any provision of the Agreement shall be prohibited by or be invalid under such law, such provision shall be ineffective to the extent of such prohibition or invalidity, without invalidating the remainder of such provision or the remaining provisions of the Agreement.

(f)            This Annex I, together with the Agreement contain a final and complete integration of all prior expressions by the parties with respect to the subject matter hereof and thereof and shall constitute the entire agreement among the parties with respect to such subject matter, superseding all prior oral or written understandings.

(g)           The parties understand that the Agreement is a legally binding agreement that may affect such party’s rights.  Each party represents to the other that it has received legal advice from counsel of its choice regarding the meaning and legal significance of the Agreement and that it is satisfied with its legal counsel and the advice received from it.

(h)           Should any provision of the Agreement require judicial interpretation, it is agreed that a court interpreting or construing the same shall not apply a presumption that the terms hereof shall be more strictly construed against any Person by reason of the rule of construction that a document is to be construed more strictly against the Person who itself or through its agent prepared the same, it being agreed that all parties have participated in the preparation of the Agreement.

(i)            Buyer agrees not to seek before any court or governmental agency to have any director or officer of the Seller held personally liable for any action or inactions of the Seller or any obligations of the Seller under the Agreement or the related Transaction Documents, except if such actions or inactions are the result of the gross negligence, fraud or willful misconduct of such director or officer.

(j)            Guarantor is executing this Agreement as an acknowledgment and confirmation that the Guaranty in favor of Buyer continues to be in full force and effect and that Guarantor continues to guarantee the Guaranteed Obligations (as defined in the Guaranty) which the Guarantor and the parties hereto agree include the obligations and indemnities of each Seller under this Agreement and the other Transaction Documents, as same may be amended, modified or amended and restated from time to time.  All references to the Original Agreement in the Guaranty shall be deemed to refer to this Agreement (as may be further amended, modified or amended and restated).

(k)           All references to “Seller” in the Custodial Agreement shall be deemed to refer to both Gramercy Warehouse Funding II LLC (“Gramercy”) and GKK Trading Warehouse II, LLC (“GKK”).  For the avoidance of doubt, any notice, election or act taken by Seller under the Custodial Agreement shall be deemed to constitute the action of both GKK and Gramercy, and Buyer, and as applicable, the Custodian, may in all such circumstances rely on the action taken by either one as the action of both GKK and Gramercy.  All references to the Original Agreement in the Custodial Agreement shall be deemed to refer to this Agreement (as may be further amended, modified or amended and restated).

(l)            All references to “Company” in the Blocked Account Agreement shall be deemed to refer to both GKK and Gramercy.  For the avoidance of doubt, any notice, election or act taken by Company under the Blocked Account Agreement shall be deemed to constitute the action of both GKK and Gramercy, and Buyer, and as applicable, the Bank (as defined in the Blocked Account Agreement), may in all such circumstances rely on the action taken by either one as the action of both GKK and Gramercy. All references to the Original Agreement in the Blocked Account Agreement shall be deemed to refer to this Agreement (as may be further amended, modified or amended and restated).

[SIGNATURES COMMENCE ON NEXT PAGE]

IN WITNESS WHEREOF, the parties have executed this Annex I as of the date first above written.

BUYER:

GOLDMAN SACHS MORTGAGE COMPANY a New York limited partnership

By:		Goldman Sachs Real Estate Funding Corp., its general partner

By:
Name:
Title:

SELLER:

GRAMERCY WAREHOUSE FUNDING II LLC, a Delaware limited liability company, as a Seller

BY:	Gramercy Investment Trust, a Maryland real estate investment trust, its sole member and manager

By:
Name:
Title:

GKK TRADING WAREHOUSE II LLC, aDelaware limited liability company, as a Seller

BY:	By: GKK Trading Corp., its sole member and manager

By:
Name:
Title:

Acknowledged and Agreed (as to Paragraph 25(j) hereof only):

GRAMERCY CAPITAL CORP.,
a Maryland corporation

By:
Name:
Title:

Acknowledged and Agreed (as to Paragraph 25(k) hereof only):

WELLS FARGO BANK, N.A., as Custodian

By:
Name:
Title:

Acknowledged and Agreed (as to Paragraph 25(l) hereof only):

WACHOVIA BANK, NATIONAL ASSOCIATION, as Bank

By:
Name:
Title: